As filed with the Securities and Exchange Commission on November 25, 1997

                                                    Registration No. 333-
                                                                         -------

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------


                              SFSB Holding Company
          (Exact name of Small Business Issuer as specified in charter)

      Pennsylvania                   6035                       Requested
----------------------------    -----------------            -------------------
(State or other jurisdiction    (Primary SIC No.)             (I.R.S. Employer
of incorporation or                                          Identification No.)
organization)
             900 Saxonburg Boulevard, Pittsburgh, Pennsylvania 15223
                                 (412) 487-4200
--------------------------------------------------------------------------------

   (Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

                              Ms. Barbara J. Mallen
                                    President
                              SFSB Holding Company
             900 Saxonburg Boulevard, Pittsburgh, Pennsylvania 15223
                                 (412) 487-4200
             --------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                             Gregory J. Rubis, Esq.
                            Felicia C. Battista, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                            Proposed          Proposed         Amount
Each Class of         Shares         Maximum      Maximum Aggregate      of
Securities             to be     Offering Price       Offering      Registration
To Be Registered    Registered      Per Unit          Price(1)           Fee
--------------------------------------------------------------------------------
Common Stock,
$.10 Par Value        727,375        $10.00          $7,273,750       $2,204.17
--------------------------------------------------------------------------------
(1)      Estimated solely for purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 632,500 Shares of Common Stock

                                                            SFSB Holding Company
                                                         900 Saxonburg Boulevard
                                                  Pittsburgh, Pennsylvania 15223

--------------------------------------------------------------------------------

         Stanton Federal Savings Bank is converting from the mutual form to the stock form of organization. As part of the conversion, Stanton Federal Savings Bank will become a wholly owned subsidiary of SFSB Holding Company. SFSB Holding Company was formed in October 1997 and upon consummation of the conversion will own all of the shares of Stanton Federal Savings Bank. The common stock of SFSB Holding Company is being offered to the public in accordance with a Plan of Conversion. The Plan of Conversion must be approved by a majority of the votes eligible to be cast by members of Stanton Federal Savings Bank and by the Office of Thrift Supervision. No common stock will be sold if Stanton Federal Savings Bank does not receive these approvals and SFSB Holding Company does not receive orders for at least the minimum number of shares.

--------------------------------------------------------------------------------

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted Stanton Federal Savings Bank to be between $4,675,000 to $6,325,000, which establishes the number of shares to be offered. Subject to Office of Thrift Supervision approval, an additional 15% above the maximum number of shares, or up to 727,375 shares may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o        Price Per Share:                                              $10.00

o        Number of Shares
         Minimum/Maximum/Maximum, as adjusted:                         467,500 to 632,500 to 727,375

o        Underwriting Commissions and Other Expenses
         Minimum/Maximum/Maximum, as adjusted:                         $320,000

o        Net Proceeds to SFSB Holding Company
         Minimum/Maximum/Maximum, as adjusted:                         $4,355,000 to $6,005,000 to $6,953,750

o        Net Proceeds Per Share
         Minimum/Maximum/Maximum, as adjusted:                         $9.32 to $9.49 to $9.56

Please refer to Risk Factors beginning on page 1 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      For information on how to subscribe, call the Stock Information Cente at (412) __________

                                RYAN, BECK & CO.

              The date of this prospectus is __________ ____, 1998

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Questions and Answers About the Stock Offering.............................(i)
Summary..................................................................(iii)
Selected Financial and Other Data.........................................(vi)
Risk Factors.................................................................1
Proposed Purchases by Directors and Officers.................................4
Use of Proceeds..............................................................4
Dividends....................................................................5
Market for the Common Stock..................................................5
Capitalization...............................................................6
Pro Forma Data...............................................................7
Historical and Pro Forma Capital Compliance.................................13
The Conversion..............................................................14
Statement of Income of Stanton Federal Savings Bank.........................26
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.............................27
Business of SFSB Holding Company............................................37
Business of Stanton Federal Savings Bank....................................37
Regulation..................................................................49
Taxation....................................................................53
Management of SFSB Holding Company..........................................55
Management of Stanton Federal Savings Bank..................................56
Restrictions on Acquisitions of SFSB Holding Company........................61
Description of Capital Stock................................................64
Legal and Tax Matters.......................................................65
Experts.....................................................................65
Registration Requirements...................................................65
Where You Can Find Additional Information...................................66
Index to Financial Statements of Stanton Federal Savings Bank..............F-1


         This document contains forward-looking statements which involve risks and uncertainties. SFSB Holding Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:       What is the Purpose of the Offering?

A: The offering gives you the opportunity to become a stockholder of our newly formed holding company, SFSB Holding Company, which will allow you to share in our future as a federal stock savings bank. The stock offering will increase our capital and funds for lending and investment activities. As a stock savings institution operating through a holding company structure, we will have greater flexibility for investments.

Q:       How do I purchase the stock?

A: You must complete and return the Stock Order Form to us together with your payment, on or before 11:00 a.m., _________, _________ ____, 1998.

Q:       How much stock may I purchase?

A: The minimum purchase is 25 shares (or $250). The maximum purchase is 7,500 shares (or $75,000), for any individual person or persons ordering through a single account. No person, related person or persons acting together, may purchase more than 12,500 shares. We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, shares will be allocated based upon a formula.

Q:       What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription in the Subscription Offering, the stock will be offered on a priority basis to the following persons:

          o Persons who had a deposit account of at least $50 with us on December 31, 1995. Any remaining shares will be offered to:

          o Tax Qualified Employee Plans, including the employee stock ownership plan of Stanton Federal Savings Bank. Any remaining shares will be offered to:

          o Persons who had a deposit account of at least $50 with us on September 30, 1997. Any remaining shares will be offered to:

          o    Other persons entitled to vote on the approval of the conversion.


If the above persons do not subscribe for all of the shares, the remaining shares may be offered either directly by Standard Federal Savings Bank or SFSB Holding Company in a community offering or through Ryan, Beck & Co., Inc. in a best-efforts public offering. We have the right to reject any stock order in the community offering or public offering. In the event of a community offering, preference will be given to natural persons residing in Allegheny County. You are prohibited from transferring or entering into any understanding to transfer your subscription rights.

--------------------------------------------------------------------------------

                                      (i)

--------------------------------------------------------------------------------

Q: As a depositor or borrower member of Stanton Federal Savings Bank, am I obligated to purchase stock?

A:       You are not required to purchase stock.

Q: As a depositor or borrower member of Stanton Federal Savings Bank, what will happen if I do not purchase any stock?

A: You presently have voting rights while we are in the mutual form; however, once we convert, voting rights will be held by stockholders. Your deposit account, certificate accounts and any loans you may have with us will be not be affected.

Q: What particular factors should I consider when deciding whether to buy the stock?

A: Because of the small size of the offering, there is not expected to be an active market for the shares, which may make it difficult to resell any shares you may own. Also, before you decide to purchase stock, you should also read this Prospectus, including the Risk Factors section on pages 1-3 of this document.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, you may contact:

                                            Stock Information Center
                                            SFSB Holding Company
                                            900 Saxonburg Boulevard
                                            Pittsburgh, Pennsylvania  15223
                                              (412) __________


--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------



                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Stanton Federal Savings Bank. References in this document to "we", "us", and "our" refer to Stanton Federal Savings. In certain instances where appropriate, "we", "us" or "our" refers collectively to SFSB Holding Company and Stanton Federal Savings Bank. References in this document to "SFSB" refers to SFSB Holding Company.

The Companies

                              SFSB Holding Company
                             900 Saxonburg Boulevard
                         Pittsburgh, Pennsylvania 15223
                                 (412) 487-4200

         SFSB Holding Company is not an operating company and has not engaged in any significant business to date. It was formed in October 1997 as a Pennsylvania-chartered corporation to be the holding company for Stanton Federal Savings Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page 37.

                          Stanton Federal Savings Bank
                             900 Saxonburg Boulevard
                         Pittsburgh, Pennsylvania 15223
                                 (412) 487-4200

         Stanton Federal Savings Bank began operations in 1890 under the name, "F.L. Jahn Building and Loan." We are a community and customer oriented federal mutual savings bank. We provide financial services to individuals, families and small businesses. Historically, we have emphasized residential mortgage lending, primarily originating one- to four-family mortgage loans. At September 30, 1997 we had total assets of $37.8 million, deposits of $33.9 million, and total retained earnings of $3.5 million. See pages 37 to 48.

The Stock Offering

         Between 467,500 and 632,500 shares of common stock are being offered at $10 per share. As a result of changes in market and financial conditions prior to completion of the conversion or to fill the order of our employee stock ownership plan and subject to the Office of Thrift Supervision approval, the offering may be increased to 727,375 shares without further notice to you. In such event, you will not have the opportunity to change or cancel any stock order previously delivered to us. See page 23.

Stock Purchase Priorities

         The shares of common stock will be offered on the basis of purchase priorities. Certain depositor or borrower members, will receive subscription rights to purchase the shares. The shares will be offered first in a Subscription Offering and any remaining shares may be offered in a community offering or a public offering. We have engaged Ryan, Beck & Co., Inc. to assist in the selling of common stock on a best-efforts basis. See pages 17 to 19.

--------------------------------------------------------------------------------

                                                       (iii)

--------------------------------------------------------------------------------




Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. See page 17.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the estimated market value of the common stock by FinPro, Inc., an appraisal firm experienced in appraisals of savings institutions. FinPro has estimated, that in its opinion as of November 24, 1997 the aggregate estimated market value of the common stock ranged between $4,675,000 and $6,325,000 (with a midpoint of $5,500,000). The estimated market value of the shares is our estimated market value after giving effect to the sale of shares in this offering.

         The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated prior to the consummation of the conversion. If the estimated market value of the common stock is either below $4,675,000 or above $7,273,750, you will be notified and will have the opportunity to modify or cancel your order. See pages 22 to 23.

Termination of the Offering

         The Subscription Offering will terminate at 11:00 a.m., Eastern Time, on __________ ____, 1998. The Community Offering or Public Offering, if any, may terminate at any time without notice but no later than 45 days after completion of the Subscription Offering on __________ ____, 1998, without approval by the OTS. See page 19.

Benefits to Management from the Offering

         Our full-time employees will participate in the offering through individual purchases and purchases of stock by our employee stock ownership plan, which is a form of retirement plan. We also intend to implement a restricted stock plan and a stock option plan, no earlier than six months following completion of the conversion, which may benefit the President and other officers and directors. However, the restricted stock plan and stock option plan may not be adopted until after the conversion and are subject to stockholder approval and compliance with OTS regulations. Officers and directors may be granted common stock under a restricted stock plan without payment of cash. See pages 57 to 61.

Use of the Proceeds Raised from the Sale of Common Stock

         SFSB Holding Company will use a portion of the net proceeds from the stock offering to purchase all the common stock to be issued by us in the conversion and to make a loan to our employee stock ownership plan to fund its purchase of stock in the conversion. We will use the proceeds of the sale of the common stock to make investments and advance loans. After payment for our common stock, SFSB Holding Company will retain the funds received in the stock offering as its initial capitalization. See page 4.


--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

Dividends

         SFSB does not expect to establish a cash dividend policy during the first year following the conversion. See page 5.

Market for the Common Stock

         Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market will develop and be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or sell them at a price equal to or above $10.00. Following the completion of the Offering, it is anticipated that the SFSB common stock will be traded on the OTC Bulletin Board. See page 5.

Important Risks in Owning Common Stock

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 1-3 of this document.


--------------------------------------------------------------------------------

                                       (v)

--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA

         The following summary financial information is derived from our 1996 and 1995 audited financial statements as well as our unaudited period September 30, 1997, as shown below. The unaudited financial information at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 reflects all adjustments (consisting only of normal recurring adjustments) which are considered necessary to present fairly the financial information for such period. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-1. The operating data for the nine month period ended September 30, 1997 and 1996 is not necessarily indicative of the results to be expected for the full year.




Selected Financial Condition and Other Data

                                                        September 30,              At December 31,
                                                        -------------        ------------------------------
                                                           1997                1996                 1995
                                                        -------------        ------------------------------
                                                                 (Dollars in thousands)
Total Amount of:
  Assets....................................              $37,810             $33,297              $29,354
  Loans receivable, net.....................               11,658              10,865                9,579
  Investment securities.....................                6,468               5,528                4,731
  Mortgage-backed securities ...............                8,526               7,511                8,081
  Deposits..................................               33,884              29,319               25,418
  Retained earnings.........................                3,480               3,570                3,624

Number of:
  Deposit accounts..........................                6,336               4,049                3,817
  Full service offices......................                    2                   2                    1



--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------

Summary of Operations

                                                                   For the Nine Months            For the Years Ended
                                                                   Ended September 30,                 December 31,
                                                               -------------------------         -------------------------
                                                                 1997              1996           1996               1995
                                                               -------            ------         ------             ------
                                                                                    (In thousands)
Interest income......................................           $1,655            $1,406         $1,966             $1,941
Interest expense.....................................            1,059               830          1,137              1,067
                                                                 -----            ------          -----              -----
Net interest income..................................              596               576            829                874
Provision for loan losses............................               39                 9             37                 21
                                                                 -----            ------         ------             ------
Net interest income after
  provision for loan losses..........................              557               567            792                853
Noninterest income...................................               53               142            154                 17
Noninterest expense..................................              940               738          1,033(1)             628
                                                                ------             -----          -----                ---
Income (loss) before income taxes....................             (330)              (29)           (87)               242
Income tax expense (benefit).........................             (147)              (39)           (41)                79
                                                                ------            ------          ------            ------
Net income (loss)....................................          $  (183)          $    10         $   (46)          $   163
                                                                ======            ======          ======            ======

--------------------
(1) Includes a one-time expense of $160,000 for the year ended December 31, 1996 for our deposit insurance premium paid to the Federal Deposit Insurance Corporation.

Key Operating Ratios

                                                                  At or For the                     At or For the
                                                                Nine Months Ended                    Years Ended
                                                                  September 30,                     December 31,
                                                           -----------------------------     ---------------------------
                                                             1997                1996            1996              1995
                                                           -----------   ---------------     ----------          -------
Performance Ratios:
Return on average assets
  (net income divided by average total assets).......         (.58)%               .03%          (.15)%              .56%
Return on average equity
  (net income divided by average equity).............        (5.96)                .27          (1.27)              4.72
Average equity to average assets ratio (average
  equity divided by average total assets)............         9.70               12.24          11.92              11.90
Equity to assets at period end.......................         9.20               11.86          10.72              12.35
Interest rate spread.................................         2.19                2.42           2.62               2.76
Net yield on average interest-earning assets.........         2.40                2.73           2.90               3.12
Average interest-earning assets to average
  interest-bearing liabilities.......................       106.81              110.08         109.36             111.67
Net interest income after provision for loan
losses to total noninterest expense..................        59.22               76.82          76.74             135.92

Asset Quality Ratios:
Non-performing loans to total loans..................         1.89                3.66           2.12               1.38
Non-performing assets to total assets................          .59                1.20            .70                .53
Allowance for loan losses to non-performing
  assets.............................................        47.09               10.47          28.45              25.81

Regulatory Capital Ratios:
Tangible.............................................         8.40               11.00          10.01              11.60
Core.................................................         8.40               11.00          10.01              11.60
Total Risk Based.....................................        23.70               30.00          34.30              28.10

--------------------------------------------------------------------------------

                                      (vii)

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

         Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets (e.g. such as mortgage loans and investment securities) and the interest expense we pay on our interest-bearing liabilities (such as deposits and borrowings). All of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rate") and are originated with terms of up to 30 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset/Liability Management."

         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. Historically, lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Insufficient Loan Demand

         The economic conditions in our market area and the stagnation in population in the greater Pittsburgh metropolitan area in approximately the last ten years has resulted in, among other things, a lack of demand for mortgage loans which meet our underwriting criteria, in comparison to our relatively high deposit origination. This has led to lower levels of loan originations. As a result, we have increased our investment in investment securities and cash and cash equivalents to use excess funding that would otherwise have been utilized for investment in loans in our market area. The investment portfolio and cash and equivalents generally bear yields which are below the yields on loans. The insufficient mortgage loan demand has adversely affected our income.

Dependence on Local Economy

         We operate as a community-oriented financial institution, with a focus on servicing customers in our primary market area. At September 30, 1997, most of our loan portfolio consisted of loans made to borrowers and collateralized by properties located in our primary market area. As a result of this concentration, a downturn in the economy of our primary market area could increase the risk of loss associated with our loan portfolio; however, we do not believe there is an undue risk as a result of this credit concentration.

Lack of Active Market for Common Stock

         Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. It is anticipated that SFSB Common Stock will be traded on OTC Bulletin Board. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in SFSB's articles of incorporation and bylaws, the general corporation law of the Commonwealth of Pennsylvania, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which is opposed by our management and the board of directors. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of SFSB more difficult. In addition, these provisions may reduce the trading price of our stock. These provisions include: restrictions on the acquisition of SFSB's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and supermajority provisions for the approval of certain business combinations. See "Restrictions on Acquisitions of SFSB Holding Company".

Possible Voting Control by Directors and Officers

         The proposed purchases of the common stock by our directors, officers and employee stock ownership plan, as well as the potential acquisition of the common stock through the stock option plan and restricted stock plan, could make it difficult to obtain majority support for stockholder proposals which are opposed by our management and board of directors. Based upon the midpoint of the estimated valuation range, our officers and directors intend to purchase approximately 10.44% of the common shares offered in the conversion. In addition, the voting of those shares could block the approval of transactions (i.e., business combinations and amendment to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under the SFSB's articles of incorporation. See "Proposed Purchases by Directors and Officers," "Management of Stanton Federal Savings Bank -- Executive Compensation,"
"Description of Capital Stock," and "Restrictions on Acquisitions of SFSB Holding Company."

Possible Dilutive Effect of Restricted Stock Plan and Stock Options

         If the conversion is completed and shareholders approve the restricted stock plan ("RSP") and stock option plan, we will issue stock to our officers and directors through these plans. If the shares for the RSP and stock options are issued from our authorized but unissued stock, your voting interests could be cumulatively diluted by up to approximately 12.3% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Stanton Federal Savings Bank -- Proposed Future Stock Benefit Plans," and "-- Restricted Stock Plan."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the OTS and FDIC. Bills have been introduced in Congress that could consolidate the OTS with the Office of the Comptroller of the Currency ("OCC") and require the Bank to adopt a commercial charter. If we become a commercial bank, our investment authority and the ability of SFSB to engage in diversified activities may be limited, which could adversely affect our value and profitability. See "Regulation."

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, SFSB may not repurchase its shares. During each of the second and third years following the conversion, SFSB may repurchase up to 5% of its outstanding shares. During those periods, if we decide that additional repurchases would be an appropriate use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Stock."

Possible Year 2000 Computer Program Problems

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies.

         All of our material data processing that could be affected by this problem is provided by a third party service bureau. Our service bureau has advised us that it expects to resolve this potential problem before the year 2000. However, if this potential problem is not resolved before the year 2000, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and our results of operations.

                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

         The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. Shares purchased by officers and directors in the conversion may not be sold for at least one year. The table assumes that 550,000 shares (the midpoint of the estimated valuation range, "EVR") of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories. However, officers and directors and their associates may not buy more than 35% of the total amount of shares sold in the conversion.

                                                                                                Aggregate
                                                                             Total              Price of             Percent
                                                                             Shares               Shares             of Shares
        Name                            Position                           Purchased(1)         Purchased(1)         Purchased(1)
--------------------              --------------------------               ------------         ------------         ------------

Timothy R. Maier                  Chairman and Director                       12,500             $125,000                 2.27%
Barbara J. Mallen                 President and Director                      12,500              125,000                 2.27
Joseph E. Gallagher               Senior Vice-President                       12,500              125,000                 2.27
                                  and Director
Jerome L. Kowaleski               Treasurer and Director                      12,500              125,000                 2.27
Mary Lois Loftus                  Director                                     7,500               75,000                 1.36
                                                                              ------              -------                -----
                                                                              57,500             $575,000                10.44%
                                                                              ======              =======                =====


--------------------
(1) Does not include shares purchased by the employee stock ownership plan (the "ESOP").

                                 USE OF PROCEEDS

         SFSB Holding Company will use 50% of the net proceeds from the offering to purchase all of the capital stock we will issue in connection with the Conversion. A portion of the net proceeds to be retained by SFSB Holding Company will be loaned to our employee stock plan to fund its purchase of 8% of the shares sold in the Conversion. On a short-term basis, the balance of the net proceeds retained by SFSB Holding Company initially will be invested in short-term investments. Although there are no current plans, the net proceeds subsequently may be used to fund acquisitions of other financial services institutions or to diversify into non-banking activities. The net proceeds may also serve as a source of funds for the payment of dividends to stockholders or for the repurchase of the shares. A portion of the net proceeds may also be used to fund the purchase of 4% of the shares for a restricted stock plan (the RSP) which is anticipated to be adopted following the Conversion. See "Pro Forma Data."

         The funds we receive from the sale of our capital stock to SFSB will be added to our general funds and be used for general corporate purposes including:
(i) investment in mortgages and other loans, (ii) investment in U.S. Government and federal agency securities, (iii) investment in mortgage-backed securities or
(iv) funding loan commitments. However, initially we intend to invest the net proceeds in short-term investments until we can deploy the proceeds into higher yielding assets. The funds added to our capital will further strengthen our capital position.

         The net proceeds may vary because the total expenses of the conversion may be more or less than those estimated. We expect our estimated expenses to be $320,000. Our estimated net proceeds will range from $4,355,000 to $6,005,000 (or up to $6,953,750 in the event the maximum of the estimated valuation range is increased to $7,273,750). See "Pro Forma Data." The net proceeds will also vary if expenses are different or if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

                                    DIVIDENDS

         Upon conversion, SFSB's board of directors will have the authority to declare dividends on the shares, subject to statutory and regulatory requirements. SFSB does not expect to establish a cash dividend policy during the first year after the conversion. Declarations of dividends by the board of directors will depend upon a number of factors, including: (i) the amount of the net proceeds retained by SFSB in the conversion, (ii) investment opportunities available, (iii) capital requirements, (iv) regulatory limitations, (v) results of operations and financial condition, (vi) tax considerations, and (vii) general economic conditions. Upon review of such considerations, the board may authorize future dividends if it deems such payment appropriate and in compliance with applicable law and regulation. For a period of one year following the completion of the conversion, we will not pay any dividends that would be treated for tax purposes as a return of capital nor take any actions to pursue or propose such dividends. In addition, there can be no assurance that regular or special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion - - Effects of Conversion to Stock Form on Savers and Borrowers of Stanton Federal Savings Bank -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

         SFSB is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be dependent in part upon the receipt of dividends from us. SFSB is subject, however, to the requirements of Pennsylvania law, which generally limit the payment of dividends to amounts that will not affect the ability of SFSB, after the dividend has been distributed, to pay its debts in the ordinary course of business.

         In addition to the foregoing, the portion of our earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to SFSB without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Note 12 to our financial statements. SFSB does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                           MARKET FOR THE COMMON STOCK

         As a newly organized company, SFSB has never issued capital stock, and consequently there is no established market for the common stock. Following the completion of the offering, it is anticipated that the common stock will be traded on the over-the-counter market with quotations available through the OTC Electronic Bulletin Board. Ryan, Beck is expected to make a market in the common stock. Making a market may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Ryan, Beck will not be subject to any obligation with respect to such efforts. If the common stock cannot be quoted and traded on the OTC Bulletin Board it is expected that the transactions in the common stock will be reported in the pink sheets of the National Quotation Bureau, Inc.

         The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. You could have difficulty disposing of your shares and you should not view the shares as a short-term investment. You may not be able to sell your shares at a price equal to or above the price you paid for the shares.

                                 CAPITALIZATION

         The following table presents, as of September 30, 1997, our historical capitalization and the consolidated capitalization of SFSB after giving effect to the conversion and the other assumptions set forth below and under "Pro Forma Data," based upon the sale of shares at the minimum, midpoint, maximum, and 15% above the maximum of the EVR at a price of $10.00 per share:

                                                                                Pro Forma Consolidated Capitalization
                                                                                     Based on the Sale of (2)(3)
                                                                  ------------------------------------------------------------------
                                                   Historical      467,500            550,000            632,500           727,375
                                                 Capitalization   Shares at          Shares at          Shares at         Shares At
                                                at September 30,    $10.00             $10.00            $10.00             $10.00
                                                      1997        Per Share          Per Share          Per Share         Per Share
                                                     ------       ---------          ---------          ---------         ---------
                                                                              (In thousands)
Deposits(1) ..................................        $33,884       $33,884            $33,884           $33,884            $33,884
                                                       ======        ======             ======            ======             ======

Stockholders' Equity:
 Preferred Stock, $.10 par value per share,
   1,000,000 shares authorized; none to be
   issued.....................................        $     -       $     -            $     -           $     -            $     -
 Common Stock, $.10 par value, 4,000,000
   shares authorized; total shares to be
   issued as reflected........................              -            47                 55                63                 73
Additional paid in capital....................              -         4,308              5,125             5,942              6,881
  Retained earnings(4)........................          3,480         3,480              3,480             3,480              3,480
Less:
  Common Stock acquired by ESOP...............              -          (374)              (440)             (506)              (582)
  Common Stock acquired by RSP................              -          (187)              (220)             (253)              (291)
                                                       ------        ------             ------            ------             ------
Total stockholders' equity....................        $ 3,480       $ 7,274            $ 8,000           $ 8,726            $ 9,561
                                                       ======        ======             ======            ======             ======

---------------------
(1) Excludes accrued interest payable on deposits. Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Does not reflect the increase in the number of shares of common stock after the conversion in the event of implementation of the Option Plan or RSP. See "Management of Stanton Federal Savings Bank -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and "-- Restricted Stock Plan."
(3) Assumes that 8% and 4% of the shares issued in the conversion will be purchased by the ESOP and RSP, respectively. No shares will be purchased by the RSP in the conversion. It is assumed on a pro forma basis that the RSP will be adopted by the board of directors, approved by stockholders of SFSB, and reviewed by the OTS. It is assumed that the RSP will purchase common stock in the open market within one year of the conversion in order to give an indication of its effect on capitalization. The pro forma presentation does not show the impact of: (a) results of operations after the conversion, (b) changing market prices of shares of common stock after the conversion, or (c) a smaller than 4% or 8% purchase by the RSP or ESOP, respectively. Assumes that the funds used to acquire the ESOP shares will be borrowed from SFSB for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount to be acquired by the ESOP and RSP is reflected as a reduction of stockholders' equity. The issuance of authorized but unissued shares for the RSP in an

     (footnotes continued on next page)
     amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' voting interests by 3.9%. There can be no assurance that stockholder approval of the RSP will be obtained. See "Management of Stanton Federal Savings Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan."
(4) The equity of the Bank will be substantially restricted after the conversion. See "Dividends," "Regulation -- Dividends and Other Capital Distribution Limitations," "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Stanton Federal Savings Bank -- Liquidation Account" and Note 17 to the Financial Statements.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $4,355,000 million and $6,005,000 million at the minimum and maximum, as adjusted, of the EVR, based upon the following assumptions: (i) 8% of the shares will be sold to the ESOP and 57,500 shares will be sold to officers, directors, and members of their immediate families;
(ii) Ryan, Beck will have received advisory and marketing fees (including legal fees and other reimbursable expenses) of $120,000; (iii) no shares will be sold in a Public Offering; (iv) other conversion expenses, excluding the fees and other expenses paid to Ryan, Beck, will be $200,000; and (v) 4% of the shares will be sold to the RSP. Because management of Stanton Federal Savings Bank presently intends to adopt the RSP within the first year following the conversion, a purchase by the RSP in the conversion has been included with the pro forma data to give an indication of the effect of a 4% purchase by the RSP, at a $10.00 per share purchase price in the market, even though the RSP does not currently exist and is prohibited by OTS regulation from purchasing shares in the conversion. The pro forma presentation does not show the effect of: (a) results of operations after the conversion, (b) changing market prices of the shares after the conversion, (c) less than a 4% purchase by the RSP, or (d) dilutive effects of newly issued shares under the restricted stock plan and the stock option plan (see footnotes 2 and 3).

         The following table sets forth, our historical net earnings and stockholders' equity prior to the conversion and the pro forma consolidated net earnings and stockholders' equity of SFSB following the conversion. Unaudited pro forma consolidated net earnings and stockholders' equity have been calculated for the nine months ended September 30, 1997 and fiscal year ended December 31, 1996 as if the common stock to be issued in the conversion had been sold at January 1, 1997 and January 1, 1996 and the estimated net proceeds had been invested at 5.52%, respectively for the fiscal year ended December 31, 1996 and the nine months ended September 30, 1997, which was approximately equal to the one-year U.S. Treasury bill rate at September 30, 1997. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, a combined effective state and federal income tax rate of 37% has been assumed for the respective periods, resulting in an after tax yield of 3.48% for the nine months ended September 30, 1997 and the fiscal year ended December 31, 1996. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. The computations are based upon the assumptions that 467,500 shares (minimum of EVR), 550,000 shares (midpoint of EVR), 632,500 shares (maximum of EVR) or 727,375 shares (maximum, as adjusted, of the EVR) are sold at a price of $10.00 per share. As discussed under "Use of Proceeds," a portion of the net proceeds that SFSB will receive will be loaned to the ESOP to fund its anticipated purchase of 8% of shares issued in the conversion. It is assumed that the yield on the net proceeds of the conversion retained by SFSB will be the same as the yield on the net proceeds of the conversion transferred to us. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares. Per share amounts have been computed as if the shares had been outstanding at the beginning of the periods or at the dates shown, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The stockholders' equity information is not intended to represent the fair market value of the shares, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Certain Effects of the Conversion to Stock Form on Savers and Borrowers of Stanton Federal Savings Bank -- Liquidation Account" and Note 17 to the Financial Statements. The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the Conversion and by other factors. For information regarding investment of the proceeds see "Use of Proceeds" and "The Conversion -- Stock Pricing" and "-- Change in Number of Shares to be Issued in the Conversion."

                                                                    At or For the Nine Months Ended September 30, 1997
                                                            ---------------------------------------------------------------
                                                              467,500           550,000          632,500         727,375
                                                             Shares at         Shares at        Shares at       Shares at
                                                               $10.00           $10.00            $10.00         $10.00
                                                             per share         per share        per share       per share
                                                             ---------         ---------        ---------       ---------
                                                                     (Dollars in Thousands, except per share amounts)
Gross proceeds .............................................   $ 4,675          $ 5,500          $ 6,325          $ 7,274
Less estimated offering expenses ...........................       320              320              320              320
                                                               -------          -------          -------          -------
  Estimated net proceeds ...................................     4,355            5,180            6,005            6,954
  Less:  ESOP funded by the Company ........................      (374)            (440)            (506)            (582)
                  RSP funded by the Company ................      (187)            (220)            (253)            (291)
                                                               -------          -------          -------          -------
  Estimated investable net proceeds ........................   $ 3,794          $ 4,520          $ 5,246          $ 6,081
                                                               =======          =======          =======          =======

Net loss:
  Historical net loss ......................................   $  (183)         $  (183)         $  (183)         $  (183)
  Pro forma earnings on investable net proceeds ............        99              118              137              159
  Pro forma ESOP adjustment(1) .............................       (18)             (21)             (24)             (27)
  Pro forma RSP adjustment(2) ..............................       (18)             (21)             (24)             (27)
                                                               -------          -------          -------          -------
         Total .............................................   $  (120)         $  (107)         $   (94)         $   (78)
                                                               =======          =======          =======          =======

Net loss per share:
  Historical net loss per share ............................   $  (.42)         $  (.36)         $  (.31)         $  (.27)
  Pro forma earnings on net proceeds .......................       .23              .23              .23              .24
  Pro forma ESOP adjustment(1) .............................      (.04)            (.04)            (.04)            (.04)
  Pro forma RSP adjustment(2) ..............................      (.04)            (.04)            (.04)            (.04)
                                                               -------          -------          -------          -------
         Total(5) ..........................................   $  (.27)         $  (.21)         $  (.16)         $  (.11)
                                                               =======          =======          =======          =======
Stockholders' equity:(3)
  Historical ...............................................   $ 3,480          $ 3,480          $ 3,480          $ 3,480
  Estimated net proceeds ...................................     4,355            5,180            6,005            6,954
  Less:  Common stock acquired by ESOP(1) ..................      (374)            (440)            (506)            (582)
         Common stock acquired by RSP(2) ...................      (187)            (220)            (253)            (291)
                                                               -------          -------          -------          -------
         Total .............................................   $ 7,274          $ 8,000          $ 8,726          $ 9,561
                                                               =======          =======          =======          =======
Stockholders' equity per share:(3)
  Historical ...............................................   $  7.44          $  6.33          $  5.50          $  4.78
  Estimated net proceeds ...................................      9.32             9.42             9.49             9.56
  Less:  Common stock acquired by ESOP(1) ..................      (.80)            (.80)            (.80)            (.80)
         Common stock acquired by RSP(2) ...................      (.40)            (.40)            (.40)            (.40)
                                                               -------          -------          -------          -------
         Total .............................................   $ 15.56          $ 14.55          $ 13.79          $ 13.14
                                                               =======          =======          =======          =======
Offering price as a percentage of pro forma stockholders'
  equity per share(4) ......................................      64.3%            68.7%            72.5%            76.1%
                                                               =======          =======          =======          =======
Ratio of offering price to pro forma earnings per share(5) .       N/M*             N/M*             N/M*             N/M*
                                                               =======          =======          =======          =======


*  Not Meaningful                                 (footnotes on following pages)

                                                                     At or For the Year Ended December 31, 1996
                                                           -------------------------------------------------------------------------
                                                            467,500             550,000            632,500            727,375
                                                           Shares at           Shares at          Shares at          Shares at
                                                            $10.00              $10.00             $10.00             $10.00
                                                           per share           per share          per share          per share
                                                           ---------           ---------          ---------          ---------
                                                                   (Dollars in Thousands, except per share amounts)
Gross proceeds ...........................................   $ 4,675             $ 5,500           $ 6,325            $ 7,274
Less estimated offering expenses .........................       320                320                320                320
                                                             -------            -------            -------            -------
  Estimated net proceeds .................................     4,355              5,180              6,005              6,954
  Less:  ESOP funded by the Company ......................      (374)              (440)              (506)              (582)
                  RSP funded by the Company ..............      (187)              (220)              (253)              (291)
                                                             -------            -------            -------            -------
  Estimated investable net proceeds ......................   $ 3,794            $ 4,520            $ 5,246            $ 6,081
                                                             =======            =======            =======            =======

Net income:
  Historical net income ..................................   $   (46)           $   (46)           $   (46)           $   (46)
  Pro forma earnings on investable net proceeds ..........       132                157                183                212
  Pro forma ESOP adjustment(1) ...........................       (24)               (28)               (32)               (37)
  Pro forma RSP adjustment(2) ............................       (24)               (28)               (32)               (37)
                                                             -------            -------            -------            -------
         Total ...........................................   $    38            $    55            $    73            $    92
                                                             =======            =======            =======            =======

Net income per share:
  Historical net income per share ........................   $  (.11)           $  (.09)           $  (.08)           $  (.07)
  Pro forma earnings on net proceeds .....................       .30                .31                .31                .31
  Pro forma ESOP adjustment(1) ...........................      (.06)              (.05)              (.05)              (.05)
  Pro forma RSP adjustment(2) ............................      (.06)              (.05)              (.05)              (.05)
                                                             -------            -------            -------            -------
         Total(5) ........................................   $   .07            $   .12            $   .13            $   .14
                                                             =======            =======            =======            =======
Stockholders' equity:(3)
  Historical .............................................   $ 3,570            $ 3,570            $ 3,570            $ 3,570
  Estimated net proceeds .................................     4,355              5,180              6,005              6,954
  Less:  Common stock acquired by ESOP(1) ................      (374)              (440)              (506)              (582)
         Common stock acquired by RSP(2) .................      (187)              (220)              (253)              (291)
                                                             -------            -------            -------            -------
         Total ...........................................   $ 7,364            $ 8,090            $ 8,816            $ 9,651
                                                             =======            =======            =======            =======

Stockholders' equity per share:(3)
  Historical .............................................   $  7.64            $  6.49            $  5.64            $  4.91
  Estimated net proceeds .................................      9.32               9.42               9.49               9.56
  Less:  Common stock acquired by ESOP(1) ................      (.80)              (.80)              (.80)              (.80)
         Common stock acquired by RSP(2) .................      (.40)              (.40)              (.40)              (.40)
                                                             -------            -------            -------            -------
         Total ...........................................   $ 15.76            $ 14.71            $ 13.93            $ 13.27
                                                             =======            =======            =======            =======
Offering price as a percentage of pro forma stockholders'
  equity per share(4) ....................................      63.4%              68.0%              71.8%              75.4%
                                                             =======            =======            =======            =======
Ratio of offering price to pro forma earnings per share(5)    142.86x             83.33x             76.92x             71.43x
                                                             =======            =======            =======            =======

                                                   (footnotes on following page)

--------------------
(1) Assumes 8% of the shares sold in the conversion are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from SFSB. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 3,740, 4,400, 5,060, and 5,819 shares at the minimum, midpoint, maximum and maximum, as adjusted of the EVR, were committed to be released during the year ended December 31, 1996 and the nine months ended September 30, 1997 at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"); (ii) the effective tax rate was 37% for such periods; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because SFSB will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the conversion were committed to be released during the period ended September 30, 1997 and December 31, 1996. See Note 5 below. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended at September 30, 1997 and December 31, 1996, earnings per share would have been $(.26), $(.19), $(.15) and $(.11), and $.08, $.10,
     $.12, and $.13 for the period ended September 30, 1997 and December 31, 1996, respectively, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR. See "Management of Stanton Federal Savings Bank -- Other Benefits -- Employee Stock Ownership Plan."

(2) Assumes issuance to the RSP of 18,700, 22,000, 25,300, and 29,095 shares at the minimum, midpoint, maximum, and maximum, as adjusted of the EVR. The assumption in the pro forma calculation is that (i) shares were purchased by SFSB following the conversion, (ii) the purchase price for the shares purchased by the RSP was equal to the purchase price of $10 per share and
     (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the Purchase Price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the RSP, the charge against capital will be reduced accordingly. Implementation of the RSP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. If the shares to be purchased by the RSP are assumed at July 1, 1996 and July 1, 1995, to be newly issued shares purchased from SFSB by the RSP at the Purchase Price, at the minimum, midpoint, maximum and maximum, as adjusted, of the EVR, pro forma stockholders' equity per share would have been $14.96, $13.99, $13.26, and $12.63 and $15.15, $14.14, $13.39, and $12.76
     at September 30, 1997 and December 31, 1996, respectively, and pro forma earnings per share would have been $(.26), $(.20), $(.15), and $(.11) and $.07, $.12, $.12, and $.13, for the nine months ended September 30, 1997, and the year ended December 31, 1996, respectively. As a result of the RSP from newly issued shares, stockholders' voting interests could be diluted by up to approximately 3.9%. See "Management of Stanton Federal Savings Bank -- Proposed Future Stock Benefit Plans -- Restricted Stock Plan."

(3) Assumes that following the consummation of the conversion, SFSB will adopt the Option Plan, which if implemented within one year of conversion would be subject to regulatory review and board of director and stockholder approval, and that such plan would be considered and voted upon at a meeting of SFSB stockholders to be held no earlier than six months after the conversion. Under the Option Plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the conversion at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the Option Plan were newly issued rather than purchased in the open market, the voting interests of existing stockholders could be diluted by up to approximately 9.1%. At the minimum, midpoint, maximum and the maximum, as adjusted, of the EVR, if all shares under the Option Plan were newly issued at the beginning of the respective periods and the exercise price for the option shares were equal to the Purchase Price, the number of outstanding shares would increase to 514,250, 605,000, 695,750, and 800,113 respectively, pro forma stockholders' equity per share would have been $14.14, $13.22, $12.54, and $11.95, and $14.32,
     $13.37,  $12.67,  and $12.06 at  September  30, 1997 and December 31, 1996,
     respectively, and pro forma earnings per share would have been $(.23), $(.18), $(.13), and $(.10) and $.07, $.09, $.11, and $.12.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets of the over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

(5) Pro forma net income per share calculations include the number of shares assumed to be sold in the conversion and, in accordance with SOP 93-6, exclude ESOP shares which would not have been released during the period. Accordingly, $3,366, $3,960, $4,554, and $5,237 shares have been subtracted from the shares assumed to be sold at the minimum, midpoint, maximum, and maximum, as adjusted, of the EVR, respectively, and 433,840, 510,400, 586,960, and 675,004 shares are assumed to be outstanding at the minimum, midpoint, maximum, and maximum, as adjusted of the EVR. See Note 1 above.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

                  The following table presents our historical and pro forma capital position relative to our capital requirements as of September 30, 1997. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Savings Institution Regulation -- Regulatory Capital Requirements."

                                                                     Pro Forma(1)
                                         --------------------------------------------------------------------------------
                                           $4,675,000          $5,500,000        $6,325,000             $7,273,750
                        Historical           Minimum            Midpoint           Maximum           Maximum, as adjusted
                        ----------           -------            --------           -------           --------------------
                             Percent             Percent             Percent            Percent              Percent
                     Amount  of Assets(2) Amount of Assets(2) Amount of Assets(2)Amount of Assets(2) Amount  of Assets(2)
                     ------  ---------    ------ ---------    ------ ---------          ---------    ------  ---------
                                                    (Dollars in thousands)

GAAP Capital ....... $3,480       9.20%  $5,097      12.93%  $5,410      13.61%  $5,724      14.29%  $6,086      15.05%
                     ======     ======   ======     ======   ======     ======   ======     ======   ======     ======

Tangible Capital ... $3,119       8.38%  $4,736      12.20%  $5,049      12.90%  $5,363      13.60%  $5,723      14.38%
Tangible Capital
  Requirement.......    558       1.50      582       1.50      587       1.50      592       1.50      599       1.50
                     ------     ------   ------     ------   ------     ------   ------     ------   ------     ------
Excess ............. $2,561       6.88%  $4,154      10.70%  $4,462      11.40%  $4,771      12.10%  $5,124      12.88%
                     ======     ======   ======     ======   ======     ======   ======     ======   ======     ======


Core Capital(3) .... $3,119       8.38%  $4,736      12.20%  $5,049      12.90%  $5,363      13.60%  $5,723      14.38%
Core Capital
  Requirement(4)....  1,116       3.00    1,165       3.00    1,177       3.00    1,183       3.00    1,197       3.00
                     ------     ------   ------     ------   ------     ------   ------     ------   ------     ------
Excess ............. $2,003       5.38%  $3,571       9.20%  $3,872       9.90%  $4,180      10.60%  $4,526      11.38%
                     ======     ======   ======     ======   ======     ======   ======     ======   ======     ======

Total Risk-Based
  Capital(4) ....... $3,224      23.57%  $4,841      34.08%  $5,154      36.01%  $5,468      37.92%  $5,828      40.08%
Risk-Based Capital
  Requirement.......  1,094       8.00    1,136       8.00    1,145       8.00    1,153       8.00    1,163       8.00
                     ------     ------   ------     ------   ------     ------   ------     ------   ------     ------
Excess ............. $2,130      15.57%  $3,705      26.08%  $4,009      28.01%  $4,315      29.92%  $4,665      32.08%
                     ======     ======   ======     ======   ======     ======   ======     ======   ======     ======


--------------------
(1) The pro forma data has been adjusted to reflect reductions in our capital that would result from an assumed 8% purchase by the ESOP and 4% purchase by the RSP as of September 30, 1997. It is assumed that SFSB will retain 50% of net conversion proceeds.
(2)  GAAP, adjusted, or risk-weighted assets as appropriate.
(3) Proposed regulations of the OTS could increase the core capital requirement to a ratio between 4% and 5%, based upon an association's regulatory examination rating. See "Regulation - Regulatory Capital Requirements."
4) Our Risk-Based Capital includes our Tangible Capital plus $105,000 of our allowance for loan losses. Our Risk-weighted assets as of September 30, 1997 totaled approximately $13.7 million. Net proceeds available for investment by us are assumed to be invested in interest earning assets that have a 50% risk-weighting.

                                 THE CONVERSION

         Our board of directors and the OTS have approved the Plan subject to the Plan's approval by our members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

         On September 30, 1997, our board of directors adopted a Plan of Conversion, pursuant to which we will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of SFSB. The conversion will include adoption of the proposed Federal Stock charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to SFSB and the common stock of SFSB is being offered to our eligible depositors and members and then to the public. The conversion will be accounted for at historical cost in a manner similar to a pooling of interests.

         The OTS has approved SFSB's application to become a savings and loan holding company and to acquire all of our common stock to be issued in the conversion. Pursuant to such OTS approval, SFSB will provide additional capital to us so that tangible capital equals 10% of total assets to comply with OTS rules requiring such capital prior to the implementation of the RSP. See "Use of Proceeds."

         The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, shares of common stock may be offered in a Community Offering or Public Offering. The Community Offering or Public Offering, if any, may commence anytime subsequent to the commencement of the Subscription Offering. Shares not subscribed for in the Subscription, Community and Public Offerings may be offered for sale by SFSB in a Syndicated Public Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the Community, Public and Syndicated Public Offering. See "-- Community or Public Offering."

         Shares of common stock in an amount equal to our pro forma market value as a stock savings institution must be sold in order for the conversion to become effective. The Community Offering, Public Offering or Syndicated Public Offering must be completed within 45 days after the last day of the Subscription Offering period unless such period is extended by us with the approval of the OTS. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

         In the event that we are unable to complete the sale of common stock and effect the conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. No assurance can be given that the extension would be granted if requested. Due to the volatile nature of market conditions, no assurances can be given that our valuation would not substantially change during any such extension. If the valuation of the shares must be amended, no assurance can be given that such amended valuation would be approved by the OTS. Therefore, it is possible that if the conversion cannot be completed within the requisite period, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. No sales of the shares may be completed in the offering unless the Plan is approved by our members and by the OTS.

         The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in our estimated pro forma market value upon conversion together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each potential investor.

Effects of Conversion to Stock Form on Depositors and Borrowers of Stanton Federal Savings Bank

         Voting Rights. Currently in our mutual form, our depositor and certain borrower members have voting rights and may vote for the election of directors. Following the conversion, all voting rights will be held solely by stockholders. A stockholder will be entitled to one vote for each share of common stock owned.

         Savings Accounts and Loans. The balances, terms and FDIC insurance coverage of savings accounts will not be affected by the conversion.
Furthermore, the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us will not be affected by the conversion.

         Tax Effects. We have received an opinion from our counsel, Malizia, Spidi, Sloane & Fisch, P.C. on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this Prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides, in part, that: (i) the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion; (ii) no gain or loss will be recognized by us upon the receipt of money from SFSB for our stock, and no gain or loss will be recognized by SFSB upon the receipt of money for the shares; (iii) our assets will have the same basis before and after the conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) provided that the amount to be paid for the shares pursuant to the subscription rights is equal to the fair market value of such shares, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members under the Plan upon the distribution to them of nontransferable subscription rights; (vii) the basis of each account holder's savings accounts after the conversion will be the same as the basis of his savings accounts prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised;
(x) we will succeed to and take into account the earnings and profits or deficit in earnings and profits of us as of the date of conversion; (xi) immediately after conversion, we will succeed to the bad debt reserve accounts previously held by us, and the bad debt reserves will have the same character in our hands after conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on our taxable income.

         The opinion from Malizia, Spidi, Sloane & Fisch, P.C. is based in part on the assumption that the exercise price of the subscription rights will be approximately equal to the fair market value of those shares at the time of the completion of the proposed conversion. We have received an opinion of FinPro which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor,  (ii)  non-transferable,  (iii) of short duration, and
(iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the Subscription Offering will be offered in the Public Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

         We are also subject to Pennsylvania income taxes and have received an opinion from Malizia, Spidi, Sloane & Fisch, P.C. that the conversion will be treated for Pennsylvania state tax purposes similar to the conversion's treatment for federal tax purposes. The opinion has been filed as an exhibit to the registration statement to which this Prospectus is a part and covers those state tax matters that are material to the transaction.

         Unlike a private letter ruling, the opinions of Malizia, Spidi, Sloane & Fisch, P.C. and FinPro have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Pennsylvania tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with their own tax advisers as to the tax consequences in the event the subscription rights are deemed to have an ascertainable value.

         Liquidation Account. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

         Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount, if any.

         The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, December 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, September 30, 1997. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours (December 31) is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

         No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which we, in our converted form, are not the surviving institution, shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

         Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Subscription rights may be exercised only by the person to whom they are granted and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

         Subscription Priorities. Non-transferable subscription rights to purchase shares of the common stock have been granted to persons and entities entitled to purchase shares in the Subscription Offering under the Plan. If the Community Offering, Public Offering or Syndicated Public Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the purchase limitations set forth in the Plan and as described below under "-- Limitations on Purchases of Shares." The following priorities have been established:

Category 1: Eligible Account Holders (First Priority). Eligible Account Holders are persons who had a deposit account of at least $50 with us on December 31, 1995. Each Eligible Account Holder (or persons through a single account) will receive non-transferable subscription rights on a priority basis to purchase that number of shares of common stock which is equal to the greater of 7,500 shares ($75,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Only a person(s) with a qualifying deposit as of the eligibility record date (or a successor entity or estate) shall receive subscription rights. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder. Subscription rights received by officers and directors in this category based on their increased deposits in Stanton Federal Savings Bank in the one-year period preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

Category 2: Tax-Qualified Employee Benefit Plans (Second Priority). Our tax-qualified employee benefit plans ("Employee Plans") have been granted subscription rights to purchase up to 8% of the total shares issued in the conversion. The ESOP is an Employee Plan.

         The right of Employee Plans to subscribe for shares is subordinate to the right of the Eligible Account Holders to subscribe for shares. However, in the event the offering result in the issuance of shares above the maximum of the EVR (i.e., more than 632,500 shares), the Employee Plans have a priority right to fill their subscription (the ESOP, the only Employee Plan, currently intends to purchase up to 8% of the common stock issued in the conversion). The Employee Plans may, however, determine to purchase some or all of the shares covered by their subscriptions after the conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an oversubscription.

Category 3: Supplemental Eligible Account Holders (Third Priority). Supplemental Eligible Account Holders are persons who had a deposit account of at least $50 with us on September 30, 1997. Each Supplemental Eligible Account Holder who is not an Eligible Account Holder (or persons through a single account) will receive non-transferable subscription rights to purchase that number of shares which is equal to the greater of 7,500 shares ($75,000), or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Employee Plans to subscribe for shares. See "-- Limitations on Purchases and Transfer of Shares."

Category 4: Other Members (Fourth Priority). Other Members are persons who have a deposit account of at least $50 on the voting record date of our special meeting and certain borrowers whose loans were outstanding as of April 1, 1996 and continue to be outstanding, on the voting record date of our special meeting. Each Other Member who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 7,500 shares ($75,000) to the extent such shares are available following subscriptions by Eligible Account Holders, Employee Plans, and Supplemental Eligible Account Holders. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until all orders have been filled on the remaining shares have been allocated. See "-- Limitations on Purchases and Transfer of Shares."

         Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country;
(ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. No payments will be made in lieu of the granting of subscription rights to any person.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

         Expiration Date. The Subscription Offering will expire at 11:00 a.m., Eastern Time, on __________ ____, 1998, (Expiration Date). Subscription rights will become void if not exercised prior to the Expiration Date.

Community or Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, we may offer shares, in a community offering, with a preference to persons who reside in Allegheny County, Pennsylvania or to selected persons in a Public Offering on a best-efforts basis through Ryan, Beck in such a manner as to promote a wide distribution of common stock. Any orders received in connection with the Community Offering or Public Offering, if any, will receive a lower priority than orders properly made in the Subscription Offering by persons exercising Subscription Rights. Common Stock sold in the Community Offering or Public Offering will be sold at the same price as all other shares in the Subscription Offering. We have the right to reject any orders in the Community Offering or Public Offering.

         No person will be permitted to purchase more than 7,500 shares or $75,000 of Common Stock in the Community Offering or Public Offering. In addition, no person, related person or persons acting together, may purchase in all categories more than 12,500 shares. To order Common Stock in connection with the Community Offering or Public Offering, if held, an executed stock order and payment must be received prior to the termination of the Community Offering or Public Offering. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Ryan, Beck will forward funds for any order in a Community Offering or Public Offering to the Bank to be deposited in a subscription escrow account.

         The date by which orders must be received in the Community Offering or Public Offering ("Community Offering or Public Offering Expiration Date") will be set by us at the time of commencement of the Community Offering or Public Offering; provided however, if the Offerings are extended beyond __________ ____, 1998, each purchaser will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the Community Offering or Public Offering will be promptly returned with interest unless the subscriber affirmatively indicates otherwise.

         If an order in the Community Offering or Public Offering is accepted, promptly after the completion of the conversion, a certificate for the appropriate amount of shares will be forwarded to Ryan, Beck as nominee for the beneficial owner. In the event that an order is not accepted in the Community Offering or Public Offering or the conversion is not consummated, Stanton Federal Savings Bank will promptly refund with interest the funds received to Ryan, Beck which will then return the funds to purchaser's accounts. If the aggregate pro forma market value of the Stanton Federal Savings Bank, as converted, is less than $4,675,000 or more than $7,273,750, each purchaser will have the right to modify or rescind his order. The Plan also permits Ryan, Beck to conduct a Syndicated Public Offering, which is not expected to occur. If a Syndicated Public Offering does occur, it will be on the same terms as the Community Offering and the Public Offering.

Ordering and Receiving Shares

         Use of Order Forms. Rights to subscribe in the Subscription Offering or purchase stock in the Community Offering or Public Offering (if any) may only be exercised by completion of an original order form. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent.

         In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee,
(ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

         To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order, will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which event subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

         Individual Retirement Accounts ("IRAs") maintained with us do not permit investment in common stock. If you are interested in using your IRA funds to purchase SFSB Common Stock, you must do so through a self-directed IRA. Since we do not offer such accounts, we will allow you to make a trustee-to- trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase SFSB Common Stock in the Offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold your stock in a self-directed account in the same manner as we now hold your IRA funds. An annual administrative fee may be payable to the new trustee. If you are interested in using your IRA funds to purchase SFSB Common Stock, you should contact our Stock Information Center as soon as practicable so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date. In addition, the provisions of ERISA and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares in the Offering make such purchases for the exclusive benefit of IRAs.

         The ESOP may subscribe for shares by submitting its order form along with evidence of a loan commitment from a financial institution or SFSB for the purchase of the shares during the Subscription Offering and by making payment for shares on the date of completion of the conversion.

         Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the conversion.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

Plan of Distribution

         Materials for the offering have been distributed to eligible subscribers by mail. Additional copies are available at our stock information center. Our officers may be available to answer questions about the conversion. Responses to questions about us will be limited to the information contained in this document. Officers will not be authorized to render investment advice. All subscribers for the shares being offered will be instructed to send payment directly to us. The funds will be held in a segregated special escrow account and will not be released until the closing of the conversion or its termination.

Marketing Arrangements

         Ryan, Beck has been engaged as our consultant and financial advisor in connection with the offering. Ryan, Beck has agreed to exercise its best efforts to solicit subscriptions and purchase orders for shares in the offering. However, Ryan, Beck is not obligated to take or purchase any shares of common stock in the offering. Ryan, Beck will receive $120,000 which includes payment for out-of-pocket and legal expenses. Also, we have agreed to indemnify Ryan, Beck for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Ryan, Beck. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim relating to misrepresentation or breach of warranty of the written agreement among Ryan, Beck and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents.

         The shares will be offered principally by the distribution of this document and through activities conducted at a Stock Information Center located at our main office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Ryan, Beck will be working at, and supervising the operation of, the Stock Information Center. Ryan, Beck will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Ryan, Beck with clerical matters and to answer questions related solely to our business.

Stock Pricing

         FinPro, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process has been retained by us to prepare an appraisal of our estimated pro forma market value. FinPro will receive a fee of $25,000 for preparing the appraisal and its assistance in connection with the preparation of a business plan and will be reimbursed for reasonable out-of-pocket expenses. We have agreed to indemnify FinPro under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to FinPro.

         The appraisal was prepared by FinPro in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the Commonwealth of Pennsylvania which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, FinPro has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

         On the basis of the above, FinPro has determined, in its opinion, that as of November 24, 1997 our estimated aggregate pro forma market value was $5,500,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, FinPro has established a range of value from $4,675,000 to $6,325,000 for the offering, the EVR. The EVR will be updated prior to consummation of the conversion and the EVR may increase to $7,273,750.

         The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

         In order for stock sales to take place FinPro must confirm to the OTS that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred which would cause FinPro to conclude that the Purchase Price on an aggregate basis was incompatible with FinPro's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, facts do not justify such a statement, an amended EVR may be established.

         The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, FinPro has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. FinPro did not independently verify the financial statements and other information provided by us, nor did FinPro value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00.

Change in Number of Shares to be Issued in the Conversion

         Depending on market and financial conditions at the time of the completion of the offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

         Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than $4,675,000 or more than $7,273,750. If the offering is either less than $4,675,000 or more than $7,273,750, only, persons who subscribed for shares will have an opportunity to modify or cancel their orders. Persons who did not subscribe for shares will not have the opportunity to do so.

Limitations on Purchases and Transfer of Shares

         The Plan provides for certain additional purchase limitations. The minimum purchase is 25 shares and the maximum purchase for any individual person or persons ordering through a single account, is 7,500 shares. In addition, no person or persons ordering through a single account, together with their associates, or group of persons acting together, may purchase more than 12,500 shares, except for the Employee Plans which may purchase up to 8% of the shares sold. The OTS regulations governing the conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion. Pursuant to the Plan, the board of directors has the authority to determine whether persons are associates or acting in concert.

         Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so the preference categories in the offerings will be followed.

         In the event of an increase in the total number of shares offered in the conversion due to an increase in the EVR of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the Employee Plans' subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders; (iii) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders; (iv) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members; and (v) to fill unfulfilled subscriptions in the Community Offering or Public Offering to the extent possible.

         The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

         The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, Secretary and Treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

         To order shares in the conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

         Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see " -- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Restrictions on Repurchase of Shares

         Generally, during the first year following the conversion, SFSB may not repurchase its shares and during each of the second and third years following the conversion, SFSB may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (1) the repurchase program would adversely affect our financial condition, (2) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (3) a valid business purpose was not demonstrated. However, the OTS may grant special permission to repurchase shares after six months following the conversion and to repurchase more than five percent during each of the second and third years. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by SFSB and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, SFSB may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Shares by Directors and Officers

         Shares purchased by directors and officers of SFSB may not be sold for one year following the conversion, except in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

         For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares.

Interpretation and Amendment of the Plan

         We  have  the   authority  to  interpret   and  amend  the  Plan.   Our
interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination

         Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

Other

         All statements made in this document are hereby qualified by the contents of the Plan of conversion, the material terms of which are set forth herein. The Plan of Conversion is attached to the proxy statement mailed to certain depositors and borrowers. Copies of the Plan are available from us and should be consulted for further information. Adoption of the Plan by our members authorizes us to interpret, amend or terminate the Plan.

                          STANTON FEDERAL SAVINGS BANK
                               STATEMENT OF INCOME

                                                                Nine Months Ended                         Years ended
                                                                  September 30,                           December 31,
                                                        ------------------------------------   -------------------------------------
                                                                1997                1996               1996                1995
                                                        -----------------   ----------------   -----------------   -----------------
                                                            (Unaudited)         (Unaudited)

INTEREST AND DIVIDEND INCOME
  Loans receivable.................................         $   678,482        $   598,336         $   834,482         $   776,386
  Interest-bearing deposits with other banks.......             271,582            218,877             294,199             346,932
  Investment securities
    Taxable........................................             265,666            181,849             250,711             239,544
    Exempt from federal income tax.................              40,626             36,698              49,209              47,728
  Mortgage-backed securities.......................             398,505            370,582             537,353             530,470
                                                             ----------         ----------          ----------          ----------
    Total interest and dividend income.............           1,654,861          1,406,342           1,965,954           1,941,060
                                                              ---------          ---------           ---------           ---------

INTEREST EXPENSE
  Deposits.........................................           1,059,221            830,195           1,136,528           1,066,938
                                                              ---------         ----------           ---------           ---------
    Total interest expense.........................           1,059,221            830,195           1,136,528           1,066,938
                                                              ---------         ----------           ---------           ---------

    NET INTEREST INCOME............................             595,640            576,147             829,426             874,122
    Provision for Loan Losses......................              39,000              9,000              36,500              21,000
                                                             ----------         ----------          ----------          ----------

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES........................             556,640            567,147             792,926             853,122
                                                             ----------         ----------          ----------          ----------

NONINTEREST INCOME
  Service charges..................................              41,973              8,708              16,393              11,867
  Net securities gains (losses)....................                   -            124,468             124,468                   -
  Other income.....................................              11,394              8,941              12,729               4,900
                                                             ----------         ----------          ----------          ----------
    Total noninterest income.......................              53,367            142,117             153,590              16,767
                                                             ----------         ----------          ----------          ----------

NONINTEREST EXPENSE
  Compensation and employee benefits...............             441,565            294,132             447,279             328,764
  Occupancy and equipment .........................             166,920             64,853             128,242              66,544
  Federal insurance premium........................              28,289            208,702             211,724              66,882
  Data processing..................................              96,882             44,372              67,933              56,426
  Stationary and printing..........................              18,469             16,342              25,793               8,591
  Other operating expenses.........................             187,860            109,884             152,232             100,443
                                                             ----------         ----------          ----------          ----------
    Total noninterest expense......................             939,985            738,285           1,033,203             627,650
                                                             ----------         ----------           ---------          ----------

  Income before income taxes.......................            (329,978)           (29,021)            (86,687)            242,239
  Income tax expense (benefit).....................            (146,693)           (39,345)            (40,416)             79,164
                                                             ----------        -----------         -----------          -----------


NET INCOME (LOSS)..................................         $  (183,285)       $    10,324         $   (46,271)         $   163,075
                                                             ==========        ===========         ===========           ==========

See accompanying notes beginning on page F-6.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements elsewhere in this document.

General

         SFSB has recently been formed and, accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations.

         Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (our interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities, consisting of deposits. Our results of operations are also affected by non-interest income, including, primarily, income from customer deposit account service charges, gains and losses from the sale of investments and mortgage-backed securities and non-interest expense, including, primarily, compensation and employee benefits, federal deposit insurance premiums, office occupancy costs, and data processing costs. Our results of operations also are affected significantly by general, and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

Recent Business Strategy

         Prior to September 1996, we conducted business from one office, our Lawrenceville office located within the City of Pittsburgh. The Lawrenceville office has limited space and physical facilities, and the community's economy is stagnant. Accordingly, we built a new office on Saxonburg Boulevard in Shaler Township, a growing suburb of Pittsburgh, which opened in September 1996. The new office provides expanded teller areas, drive in facilities and offices for growth and expansion of existing and new services. During our first year, our new office opened approximately $9 million in deposits, which significantly exceeded our expectations and business plan.

         The initial costs associated with opening the office adversely affected our net income for the year ended December 31, 1996 and nine months ended September 30, 1997. Occupancy and equipment expense have more than doubled and will continue to adversely affect net income, unless and until, we are able to expand our lending and investment activities. We face extensive competition in our new market area for loan originations beyond the competition for insured savings deposits. In addition to commercial banks, thrifts institutions and other financial institutions, we compete for loan originations with mortgage banking companies, insurance companies and investment banking companies. As such, and as is typical with opening a new banking office, the amount of loan originations from the new office is significantly below the amount of new deposits. See "Risk Factors-Insufficient Loan Demand."

         To the extent new deposits have exceeded our loan originations at the new office, we have invested these deposits primarily in short-term securities so that they are readily available to fund new loans in our market area. As discussed herein, this has improved our interest rate risk, but has adversely affected our net interest income. One of the business reasons for the stock conversion is to raise capital to expand our business commensurate with our new physical facilities. Since the new deposits and stock proceeds are expected to exceed our ability to originate loans in our market area, we may purchase loans, mortgage-backed securities and other investments with higher yields that will improve our interest income and net income.

Asset/Liability Management

         Our assets and liabilities are interest rate sensitive. An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to address the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by maintaining sufficient liquid assets for material and prolonged changes in interest rates.

         We emphasize origination of fixed rate real estate loans in the nature of one- to- four family and home equity loans. These loans approximated 89% of our loan portfolio at September 30, 1997. Currently liquid assets are at an unusually high level due to the influx of new deposits at the new home office opened in September 1996, which have not yet been invested in loans or longer-term securities. Although maintaining liquid assets reduces interest rate risk, it also tends to reduce potential net income because liquid assets usually provide a lower yield than less liquid assets. At September 30, 1997, the average weighted term to maturity of our mortgage loan portfolio was slightly more than 20 years and the average weighted term of our deposits was slightly less than 11 months. See "Risk Factors-Insufficient Loan Demand" and "Business of Stanton Federal Savings Bank -- Lending Activities."

Net Portfolio Value

         In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, we now compute amounts by which the net present value of expected cash flows from assets, liabilities and off balance sheet items (our net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on our NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. Based upon OTS assumptions, the following table presents our NPV at September 30, 1997.

                                     Percentage Change in Net Portfolio Value
                                  ----------------------------------------------
          Changes                                                  Change in NPV
         in Market                     NPV Ratio(1)                    Ratio(2)
      Interest Rates                   ------------                    --------
      (basis points)
         + 400                              7.29%                      - 473 bp
         + 300                               8.46                      - 346 bp
         + 200                               9.72                      - 220 bp
         + 100                              10.91                      - 101 bp
             0                              11.92
         - 100                              12.62                      +  70 bp
         - 200                              13.31                       +139 bp
         - 300                              14.24                       +222 bp
         - 400                              15.21                       +329 bp


------------------
(1)  Calculated as the estimated NPV divided by present value of total assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

         Management believes these calculations indicate that we would be deemed to have an average or normal level of interest rate risk under applicable regulatory capital requirements. See "Regulation -- Savings Institution Regulation -- Regulatory Capital Requirements."

         While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates, assuming rates remain stable, to have a material adverse effect on our NPV or net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         The board of directors reviews our asset and liability policies. The board of directors meets quarterly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Financial Condition

         Our total assets increased $4.5 million, or 13.5%, to $37.8 million at September 30, 1997 from $33.3 million at December 31, 1996. Our increase was primarily attributable to a $1.1 million increase in our interest-bearing deposits with other banks, a $1.8 million in our investment securities and mortgage-backed securities held to maturity, and a $793,000 increase in our net loan portfolio. Our increase in investment and mortgage-backed securities outpaced our loan originations in our lending area. The increase in our deposits funded our increase in assets at September 30, 1997. Our total liabilities increased $4.6 million, or 15.5%, to $34.3 million at September 30, 1997 from $29.7 million at December 31, 1996. Our increase was primarily attributable to a $4.6 million increase in our deposits. Our deposits increased as a result of new deposits being attracted to our new Shaler Township office, which opened in September 1996. We believe that the aggregate dollar amount of deposits will remain stable.

Results of Operations

         Our net income decreased $193,000 for the nine months ended September 30, 1997, to a net loss of $183,000 from net income of $10,000 for the nine months ended September 30, 1996. Our decrease was primarily attributable to a $30,000 increase in our provision for loan losses, an $89,000 decrease in our noninterest income, a $198,000 increase in our noninterest expense offset by a $19,000 increase in our net interest income and a $107,000 decrease in our income taxes due to our net loss on operations.

         Our net income decreased $209,000 for the year ended December 31, 1996, to a net loss of $46,000 from net income of $163,000 for the year ended December 31, 1995. Our decrease was primarily attributable to a $46,000 decrease in net interest income, a $16,000 increase in our provision for loan losses, a $406,000 increase in our noninterest expense offset by a $137,000 increase in our noninterest income and a $119,000 decrease in our income taxes due to our net loss on operations.

         Net Interest Income. Net interest income is the most significant component of our income from operations. Net interest income is the difference between interest we receive on our interest-earning assets primarily loans, investment and mortgage-backed securities and interest we pay on our interest-bearing liabilities, primarily deposits. Net interest income depends on the volume of and rates earned on interest-earning assets and the volume of and rates paid on interest-bearing liabilities.

         The following tables set forth a summary of average balances of assets and liabilities as well as average yield and cost information. Average balances are derived from month-end balances, however, we do not believe the use of month-end balances has caused any material differences in the information presented. Tax equivalent adjustments have been made to yields on securities that are exempt from federal income tax.

                                                              Nine Months Ended September 30,(4)                  At September 30,
                                              ---------------------------------------------------------------   --------------------
                                                            1997                           1996                        1997
                                              --------------------------------  -----------------------------   --------------------
                                                Average             Average      Average           Average                  Average
                                                Balance   Interest  Yield/Cost   Balance Interest  Yield/Cost    Balance  Yield/Cost
                                                -------   --------  ----------   ------- --------  ----------    -------  ----------
Interest-earning assets:                                     (Dollars in thousands)
  Loans receivable (1)........................  $11,220   $  678        8.06%   $ 9,564  $  598      8.32%       $11,768       8.18%
  Mortgage-backed securities..................    8,146      399        6.53      8,119     371      6.09          8,526       6.47
  Investment securities.......................    7,129      306        6.11      5,116     219      6.20          6,468       5.96
  Other interest-earning assets...............    6,611      272        5.43      5,300     219      5.51          7,736       5.68
                                                 ------    -----                 ------   -----                   ------
Total interest-earning assets.................   33,106    1,655        6.75     28,099   1,407      6.76         34,498       6.78
                                                           -----                          -----
Non-interest-earning assets...................    2,866                           1,700                            3,312
                                                 ------                          ------                           ------
Total assets..................................  $35,972                         $29,799                          $37,810
                                                 ======                          ======                           ======
Interest-bearing liabilities:
  Interest-bearing demand deposits............  $ 2,786       48       2.30%    $ 2,383      44      2.46%       $ 2,893      2.33%
  Certificates of deposit.....................   19,268      811        5.61     14,548     595      5.44         20,399       5.67
  Savings deposits............................    8,940      200        2.98      8,594     192      2.98          9,284       3.00
                                                 ------    -----                 ------   -----                  -------
Total interest-bearing liabilities............   30,994    1,059        4.56     25,525     831      4.34         32,576       4.61
                                                 ------    -----                 ------   -----                   ------
  Non-interest-bearing liabilities............    1,488                             627                            1,754
                                                 ------                          ------                           ------
    Total liabilities.........................  $32,482                          26,152                           34,330
                                                 ------                          ------                           ------

Retained earnings.............................    3,490                           3,647                            3,480
                                                 ------                          ------                           ------
Total liabilities and retained earnings.......  $35,972                         $29,799                          $37,810
                                                 ======                          ======                           ======
Net interest income...........................            $  596                         $  576
                                                           =====                          =====
Interest rate spread (2)......................                          2.19%                        2.42%                     2.17%
Net yield on interest-earning assets (3)......                          2.40%                        2.73%                     2.40%
Ratio of average interest-earning assets to
  average interest-bearing liabilities........                        106.81%                      110.08%                   105.90%


---------------------------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4) Annualized (where appropriate) for purposes of comparability with fiscal year data.

                                                                               Year ended December 31,
                                                       ---------------------------------------------------------------------
                                                                   1996                                    1995
                                                       ---------------------------------    --------------------------------
                                                       Average               Average          Average               Average
                                                       Balance  Interest   Yield/Cost         Balance    Interest  Yield/Cost
                                                       -------  --------   ----------         -------    --------  ----------
                                                                              (Dollars in thousands)
Interest-earning assets:
  Loans receivable (1)..............................    $ 9,845  $  834        8.47%         $ 9,130      $  776       8.50%
  Mortgage-backed securities........................      7,992     537        6.72            8,048         530       6.59
  Investment securities.............................      5,151     301        6.33            4,692         288       6.67
  Other interest-earning assets.....................      5,564     294        5.28            6,180         347       5.61
                                                         ------   -----                       ------       -----

Total interest-earning assets.......................     28,552   1,966        6.97           28,050       1,941       7.01
                                                                  -----                                    -----
Non-interest-earning assets.........................      1,939                                  981
                                                         ------                               ------
Total assets........................................    $30,491                              $29,031
                                                         ======                               ======
Interest-bearing liabilities:
  Interest-bearing demand deposits..................    $ 2,402      59       2.46%          $ 2,566          64       2.49
  Certificates of deposit...........................     15,062     820       5.44            13,499         730       5.41
  Savings deposits..................................      8,645     258       2.98             9,053         273       3.02
                                                         ------   -----                     --------       -----

Total interest-bearing liabilities..................     26,109   1,137       4.35            25,118       1,067       4.25
                                                         ------   -----                       ------       -----

  Non-interest-bearing liabilities..................        746                                  457
                                                         ------                               ------
    Total liabilities...............................     26,855                               25,575
                                                         ------                               ------

Retained earnings...................................      3,636                                3,456
                                                         ------                               ------
Total liabilities and retained earnings.............    $30,491                              $29,031
                                                         ======                               ======
  Net interest income...............................             $  829                                   $  874
                                                                  =====                                    =====
  Interest rate spread (2)..........................                          2.62%                                    2.76%
Net yield on interest-earning assets (3)............                          2.90%                                    3.12%
Ratio of average interest-earning assets to
average interest-bearing liabilities................                        109.36%                                  111.67%



---------------------------------
(1)  Average balances include non-accrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         The table below sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate), and (ii) changes in rate (changes in rate multiplied by old volume).


                            Nine Months Ended September 30,        Year Ended December 31,
                            -------------------------------     --------------------------
                                   1997 vs. 1996                       1996 vs. 1995
                            -------------------------------     --------------------------
                                  Increase (Decrease)                 Increase (Decrease)
                                       Due to                             Due to
                            -------------------------------     --------------------------
                                Volume   Rate     Net             Volume    Rate    Net
                                ------   ----     ---             ------    ----    ---
                                                      (In thousands)
Interest income:
 Loans receivable .............   $103   $(22)   $ 81               $ 61    $ (3)   $ 58
 Mortgage-backed securities ...      1     27      28                 (4)     11       7
 Investment securities ........     86      1      87                 30     (17)     13
 Other interest-earning assets      54     (1)     53                (35)    (18)    (53)
                                  ----   ----    ----               ----    ----    ----
  Total interest-earning assets    244      5     249                 52     (27)     25
                                  ----   ----    ----               ----    ----    ----

Interest expense:
  Interest-bearing
    demand deposits ...........   $  7   $ (3)   $  4               $ (4)   $ (1)   $ (5)
  Certificates of deposit .....    193     24     217                 85       5      90
  Savings deposits ............      8    --        8                (12)     (3)    (15)
                                  ----   ----    ----               ----    ----    ----
   Total interest-bearing .....    208     21     229                 69       1      70
                                  ----   ----    ----               ----    ----    ----
     liabilities

Change in net interest income .   $ 36   $(16)   $ 20               $(17)   $(28)   $(45)
                                  ====   ====    ====               ====    ====    ====


         Our net interest income increased $19,000, or 3.3%, to $595,000 at September 30, 1997, as compared to the same period in 1996. The increase was primarily due to the growth in our average interest-earning assets to $33.1 million in 1997 from $28.1 million in 1996, partially offset by a decline in our interest rate spread of 2.19% in 1997 compared to 2.42% in 1996. The decline in our interest rate spread had a corresponding impact on our net yield on interest-earning assets which declined 33 basis points to 2.40% in 1997.

         The increase in our average interest-earning assets of $5.0 million reflects increases of $1.7 million in our balance of average loans, $2.0 million in the average investment securities and $1.3 million in average other interest-earning assets, which was funded by our increase in average interest-bearing deposits. The increase in our average interest-bearing deposits reflects the opening of our Shaler Township office in September 1996.

         Our interest rate spread and net yield on interest-earning assets declined at September 30, 1997 compared to the same period in 1996 primarily due to an increase in our average cost of funds to 4.56% in 1997 compared to 4.34% in 1996. The increase in our average cost of funds was affected by a $4.7 million increase in our balance of average certificates of deposits, primarily from the new deposits obtained from the opening of our Shaler Township office and the movement from our lower paying passbook accounts to our higher yielding certificate accounts.

         Our net interest income decreased $45,000, or 5.1%, to $829,000 for 1996 from $874,000 for the same period in 1995. The decrease was primarily due to the increase in our average interest-bearing liabilities to $26.1 million in 1996 from $25.1 million in 1995 coupled with a decline in our interest rate spread to 2.62% in 1996 from 2.76% in 1995. The decline in interest rate spread had a corresponding impact on our net yield on interest-earning assets which declined 22 basis points to 2.90% in 1996.

         The increase in our average interest-bearing liabilities of $1.0 million reflects an increase of $1.6 million in our average certificates of deposit offset by a $164,000 decrease in our interest-bearing demand deposits and a $408,000 decrease in our savings deposit accounts. The increase in our average deposits reflects the opening of our Shaler Township office in September 1996 and the movement of our lower paying passbook accounts to our higher yielding certificate accounts.

         Provision for Loan Losses. Our provision for loan losses increased $30,000 to $39,000 for the nine months ended September 30, 1997 compared with $9,000 for the same period in 1996. Our provision for loan losses increased $16,000 to $37,000 in 1996 from $21,000 in 1995. The increase in the amount of our provision for loan losses in 1996 was based upon our non-performing assets portfolio increasing $77,000 coupled with our one-to four -family and home equity mortgage portfolios increasing $1.5 million. Due to the opening of our Shaler Township office in September 1996, we decided to further increase our allowance for loan losses for the nine months ended September 30, 1997 in anticipation of a larger and more diversified loan portfolio. Within the next year, we intend to offer new loan products, such as, home equity lines of credit loans and small business commercial loans.

         Historically, we have emphasized our loss experience over other factors in establishing the provision for loan losses. We review the allowance for loan losses in relation to (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions. Because of the increased coverage of the allowances for loan losses to total loans, management believes the allowance for loan losses is at a level that is considered to be adequate to provide for estimated losses; however, there can be no assurance that further additions will not be made to the allowance and that such losses will not exceed the estimated amount.

         Noninterest Income. Our noninterest income decreased $89,000 for the nine months ended September 30, 1997, compared to the same period in 1996 and increased $137,000 in 1996 compared to 1995. For the nine months ended September 30, 1997, we had no sales from our available for sale portfolio. In 1996, we recognized $124,000 of gains from the sales of FHLMC common stock. However, since the opening of our Shaler Township office in September 1996, our service fees increased due to a higher fee structure and a larger deposit base. Our other income increased in 1997 due to our safe deposit rental income of $3,000. Our Shaler Township office offers safe deposit rental to our depositors. In order to promote this service, we offered free rental to our depositors for the remainder of 1996. Our Lawrenceville office does not offer this service. In fiscal 1996, our other income increased $7,800 from fiscal 1995. Of this increase, our rental income increased $2,900, since we recognized a full year's rental on our property at 920 Saxonburg Boulevard. Due to the increase in our mortgage loans, our appraisal fee and credit report income increased $1,200. Due to our larger depositor base, our miscellaneous income increased $1,400.

         Noninterest Expense. Our noninterest expense increased by $202,000, to $940,000 for the nine months ended September 30, 1997, compared to $738,000 for the same period in 1996. The increase was the result of our operating a larger organization including the opening of our Shaler Township office in September 1996. Of the increase, $147,000 was in compensation and employee benefits, $102,000 in expenses associated with the Shaler Township office, $53,000 in data processing and $78,000 in other operating expenses. For the nine months ended September 30, 1997, we also began a directors consultation and retirement plan and recognized $56,000 of expense to implement this plan, which is included in other operating expenses. Our increase in noninterest expenses was partially offset by a $180,000 decrease in federal insurance premiums. The decrease in federal insurance premiums was the result of the recapitalization of the Savings Association Insurance Fund ("SAIF").

         Our noninterest expense increased by $406,000, to $1,033,000 in 1996 compared to $627,000 in 1995. Of the increase, $160,000 relates to our special assessment required to recapitalize the SAIF. On September 30, 1996, the President signed into law legislation which included the recapitalization of SAIF by a one time charge to SAIF-insured institutions of 65.7 basis points per $100 of insurable deposits as of March 31, 1995. Future deposit expense are expected to be lower as a result of this one-time charge. The legislation also provides that we will pay, in addition to the normal deposit insurance premium as a member of the SAIF, an annual amount equal to approximately 6.4 basis points of outstanding SAIF deposits toward the retirement of the Financing Corporation Bonds ("Fico Bonds") issued in the 1980's to assist in the recovery of the savings and loan industry. Members of the Bank Insurance Fund ("BIF"), by contrast, will pay, in addition to their normal deposit insurance premium, approximately 1.3 basis points toward the retirement of the Fico Bonds. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

         In fiscal 1996, due to the hiring and training of five full time equivalent personnel in connection with the opening of our Shaler Township office in September 1996, our noninterest expenses increased significantly from fiscal 1995. Because of these changes, our compensation and employee benefits expenses increased $119,000. Our occupancy and equipment expenses increased $62,000 due to our additional operating expenses incurred in operating an additional office. Our data processing costs increased $11,000 due to our new office and the number of new accounts we opened, particularly our demand deposits accounts. Our other operating expenses increased $52,000 due to miscellaneous items pertaining to our new office start up.

         A great deal of information has been disseminated about the global computer year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operation. Data processing is also essential to most other financial institutions and many other companies. All of our material data processing that could be affected by this problem is provided by a third party service bureau. Our service bureau has advised us that it expects to resolve this potential problem before the year 2000. However, if our service bureau is unable to resolve this potential problem in time, we would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on our financial condition and our results of operation.

         Income Tax Expense (Benefit). Our income tax benefit increased $107,000, to $146,000 for the nine months ended September 30, 1997 from $39,000 for the same period in 1996. The increase resulted from our larger net loss on operations. Our income taxes decreased $120,000 to a net tax benefit of $40,000 in 1996 from an income tax expense of $79,000 in 1995, due to a net loss on operations in 1996.

Liquidity and Capital Resources

         We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required minimum ratio currently is 5.0% and our regulatory liquidity ratio was 24.88%, 14.83%, and 30.07% at September 30, 1997 and December 31, 1996, and December 31, 1995.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments, interest-bearing deposits with other banks and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predicable sources of funds, deposit flows, and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquid resources principally to fund loan commitments, maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses.

         Net cash used for our operating activities (the cash effects of transactions that enter into our determination of net income -- e.g., non-cash items, amortization and depreciation, provision for loan losses) at September 30, 1997 was $140,000 compared to net cash provided by our operating activities of $225,000 at September 30, 1996. Net cash used for our operating activities for fiscal 1997 was $32,000 compared to net cash provided by our operations of $180,000 for fiscal 1996.

         Net cash used for our investing activities (i.e., cash disbursed, primarily for investment securities and mortgage-backed securities portfolios and our loan portfolio) totaled $2.8 million for the nine months ended September 30, 1997, an increase of $1.7 million from September 30, 1996. The increase was primarily attributable to our use of $564,000 in cash to fund the increase in loan originations and the use of $2.0 million in cash to fund the net increase in investment and mortgage-backed securities. Net cash used for our investing activities for the year ended December 31, 1996 totalled $3.1 million, an increase of $3.3 million from December 31, 1995. The increase was primarily attributable to our use of $2.2 million in cash to fund the purchase of certificates of deposits, $546,000 in cash to fund the increase in loan originations and $448,000 to construct and equip the Shaler Township office.

         Net cash provided by our financing activities (i.e., cash receipts from our net increases in deposits) totaled $4.5 million and $3.9 million, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

                        BUSINESS OF SFSB HOLDING COMPANY

         SFSB is not an operating company and has not engaged in any significant business to date. It was formed in October 1997 as a Pennsylvania-chartered corporation to be the holding company for Stanton Federal Savings Bank. The holding company structure and retention of proceeds will facilitate: (i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions, expansion, or repurchases.

         Since SFSB will own only one savings bank, it generally will not be restricted in the types of business activities in which it may engage, provided that we retain a specified amount of our assets in housing-related investments. SFSB initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

         The office of the SFSB is located at 900 Saxonburg Boulevard, Pittsburgh, Pennsylvania. The telephone number is (412) 487-4200.

                    BUSINESS OF STANTON FEDERAL SAVINGS BANK

         The principal sources of funds for our activities are deposits and payments on loans and investments. Our deposits totalled $33.9 million at September 30, 1997. Funds are used primarily for the origination of fixed rate loans secured by mortgages on one- to four-family residences which are located in our market area and the purchase of investment securities. Such loans totalled $10.5 million, or 89%, of our total loans receivable portfolio at September 30, 1997. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.

Market Area

         Our main office is located in Shaler Township, a suburb of Pittsburgh and our branch office is located in the Lawrenceville section of Pittsburgh. The communities of Shaler Township, Lawrenceville and surrounding areas of Allegheny County are considered to be our primary market area. Most of our deposits and lending activity is generated from individuals who live in these areas. We are a community- oriented institution and have served the local Allegheny County community since 1890. Until September 1996, we operated from our Lawrenceville office where there was limited growth opportunities for loan originations and deposit needs. We moved to our new main office in Shaler Township in September 1996. Since the opening of the Shaler Township office, we have generated a significant amount of deposits.

         The Greater Pittsburgh area has been in the process of restructuring over the past decade. Once centered on heavy manufacturing, primarily steel, its economic base is now more diverse, including technology, health and business services. Several "Fortune 500" industrial firms are headquartered in the Greater Pittsburgh area, including USX Corporation. The largest employers in Pittsburgh, by the number of local employees, include the United States Government, the Commonwealth of Pennsylvania, USAir, and the University of Pittsburgh. Seven colleges and universities are located in the general Pittsburgh area.

Lending Activities

         Most of our loans are mortgage loans which are secured by one- to four-family residences. We also make home equity, multi-family, commercial real estate and consumer loans. Loans originated by us historically have rates of interest which are fixed for the term of the loan ("fixed rate"). In the future, we anticipate that any home equity lines of credit and business loans will be offered at adjustable rates of interest.

         The following table sets forth information concerning the types of loans held by us.

                                                At September 30,                              At December 31,
                                              ------------------------   -----------------------------------------------------------
                                                      1997                           1996                          1995
                                              ------------------------   ----------------------------   ----------------------------
                                                 Amount       Percent           Amount       Percent          Amount      Percent
                                                 ------       -------           ------       -------          ------      -------
                                                                            (Dollars in thousands)
Type of Loans:
Real Estate Loans:
  One- to four-family ........................  $ 7,554        64.19%          $ 7,539        68.88%          $6,623        68.63%
  Home equity.................................    2,929        24.89             2,017        18.43            1,460        15.13
  Multi-family................................       33          .28                69          .63               81          .84
  Commercial..................................      789         6.70               921         8.41            1,087        11.27
Consumer Loans:
  Share loans.................................      348         2.96               329         3.01              364         3.77
  Other.......................................      115          .98                70          .64               35          .36
                                                -------       ------           -------       ------           ------       ------
      Total loans.............................   11,768       100.00%           10,945       100.00%           9,650       100.00%
                                                 ------       ======            ------       ======           ------       ======
Less:
  Deferred loan origination fees and costs....        5                             14                            31
  Allowance for loan losses ..................      105                             66                            40
                                                -------                       --------                        ------
     Total loans, net.........................  $11,658                        $10,865                        $9,579
                                                 ======                         ======                         =====


         The following table sets forth the estimated maturity of our loan portfolio at September 30, 1997. All of our loans have fixed rates of interest. The table does not include the effects of possible prepayments or scheduled repayments. Prepayments and scheduled principal repayments of loans totaled $1.6 million at September 30, 1997. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.

                                 One- to four-
                                   Family
                                  Real Estate              Home            Multi-
                                  Mortgage               Equity            Family         Commercial        Consumer         Total
                                  --------               ------            ------         ----------        --------         -----
                                                                         (In thousands)
Amounts due:
Within 1 year............             $   147          $      4              $  -              $   4            $352      $    507

Over 1 to 3 years........                  10               201                33                  -              40           284
Over 3 to 5 years........                 399               793                 -                136              62         1,390
Over 5 to 10 years.......                 932             1,228                 -                 38               9         2,207
Over 10 to 20 years......               1,982               703                 -                611               -         3,296
Over 20 years............               4,084                 -                 -                  -               -         4,084
                                        -----           -------               ---              -----            ----        ------
Total amount due.........              $7,554            $2,929               $33               $789            $463       $11,768
                                        =====             =====                ==                ===             ===        ======


         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family fixed rate residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family fixed rate residential mortgage loans in amounts up to 97% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. The maximum loan-to-value ratio on mortgage loans secured by non-owner occupied properties generally is limited to 70%. We retain all of our mortgage loans and originate these loans with maturities of up to 30 years.

         Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

         Home Equity Loans, Second Mortgages and Other Loans. We originate home equity loans and second mortgage loans which are secured by one to four-family residences. We originate these loans on one- to four-family residences with fixed rate terms of up to 15 years. The loans are generally subject to a 80% combined loan-to-value limitation, including any other outstanding mortgages or liens. We anticipate offering adjustable rate home equity lines of credit loans and commercial business loans within the next year.

         Commercial Real Estate Loans. Our commercial real estate loans are secured by office buildings, retail establishments, and other commercial properties. These loans generally have not exceeded $400,000 or had terms greater than 20 years.

         Commercial real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy.

         Loan Approval Authority and Underwriting. We establish various lending limits for our officers and maintain a loan committee consisting of the President, the Secretary and two outside board members. Ms. Mallen, our President, and Mr. Gallagher, our Senior Vice President have loan authority to approve home equity loans up to $75,000 and unsecured consumer loans up to $10,000. The loan committee ratifies all residential mortgage loans and all other real estate and consumer loans.

         Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are processed by independent fee appraisers.

         Title insurance is generally required on all real estate mortgage loans. We do not require title insurance on home equity loans and second mortgages, but we obtain a property report from Select Business Services, a division of the Credit Bureau, which indicates whether there are any liens or other encumbrances against the property. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property that is located in a flood zone.

         Loan Commitments. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 10 days of the date of issuance. At September 30, 1997, commitments to cover originations of mortgage loans totalled $460,000. We believe that virtually all of our commitments will be funded.

         Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loan-to-one borrower limit has been $450,000. At September 30, 1997, the aggregate loans outstanding of our five largest borrowers have outstanding balances of between $145,000 and $381,000. These loans are performing loans.

Nonperforming and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 30 days past due, a notice of nonpayment is sent to the borrower. If, after 60 days, payment is still delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The customer will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Nonperforming Assets. The following table sets forth information regarding nonaccrual loans and real estate owned, as of the dates indicated. We have no loans categorized as troubled debt restructurings within the meaning of SFAS 15 and no accruing loans that were delinquent more than 90 days. Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was approximately $9,200 for the nine months ended September 30, 1997.



                                                                       At September 30,         At December 31,
                                                                       ----------------    -------------------------
                                                                              1997            1996            1995
                                                                              ----            ----            ----
                                                                            (Dollars in thousands)
Loans accounted for on a non-accrual basis:
Real estate loans:
  One- to four-family residential real estate.............                    $ 57            $ 85            $ 80
  Commercial real estate..................................                       4               -               -
Consumer..................................................                       9               -               -
                                                                              ----            ----            ----
Total non-accrual loans...................................                      70              85              80
                                                                               ---             ---             ---
Accruing loans which are contractually past
 due 90 days or more:
Real estate loans:
  One- to four-family residential real estate.............                     144             141              44
  Commercial real estate..................................                       -               4               4
  Home equity.............................................                       7               -               -
Non-mortgage loans:
Consumer..................................................                       2               2               5
                                                                              ----            ----            ----
Total accrual loans.......................................                     153             147              53
                                                                               ---             ---             ---
Total non-accrual and accrual loans.......................                    $223            $232            $133
                                                                               ===             ===             ===
Real estate owned.........................................                    $  -            $  -            $ 22
                                                                              ====             ===             ===
Total non-performing assets...............................                    $223            $232            $155
                                                                               ===             ===             ===
Total non-performing loans to total loans.................                    1.89%           2.12%           1.38%
                                                                              ====            ====            ====
Total non-performing loans to total assets................                     .59%            .70%            .45%
                                                                              ====            ====            ====
Total non-performing assets to total assets...............                     .59%            .70%            .53%
                                                                              ====            ====            ====



         Classified Assets. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weaknesses that do not currently warrant classification in one of the aforementioned categories.

         When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

         At September 30, 1997, we had $223,000 of loans classified as substandard. These substandard loans are classified as nonperforming loans. See "-- Nonperforming and Problem Assets."

         Allowances for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

         We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, future losses could exceed estimated amounts and additional provisions for loan losses could be required. In addition, our determination of the amount of the allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance. Any increase in the loan loss allowance required by the OTS would have a negative impact on our earnings.

         The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                          At
                                     September 30,                                        At December 31,
                          ----------------------------------   ------------------------------------------
                                         1997                                1996                                1995
                          ----------------------------------   ----------------------------------  ---------------------------------
                                                Percent of                           Percent of                        Percent of
                                               Loans in Each                        Loans in Each                     Loans in Each
                                                Category to                          Category to                       Category to
                                Amount          Total Loans          Amount          Total Loans         Amount        Total Loans
                                ------          -----------          ------          ------------        ------        -----------
                                                                    (Dollars in thousands)

One-to four-family             $   100               89.08%         $    63              87.31%          $   37            83.76%
Multi-family                         1                 .28                1                .63                1              .84
Commercial                           3                6.70                2               8.41                2            11.27
Consumer                             1                3.94                -               3.65                -             4.13
                                 -----              ------            -----             ------           ------           ------
Total                          $   105              100.00%          $   66             100.00%         $    40           100.00%
                                ======              ======            =====             ======           ======           ======


         The following table sets forth information with respect to our allowance for loan losses at the dates and for the periods indicated:

                                                                 For the Nine
                                                             Months Ended at                   For the Years Ended
                                                                 September 30,                    December 31,
                                                             ---------------------   ----------------------------------
                                                                     1997                   1996                1995
                                                             ---------------------   ------------------   -------------
                                                                                 (Dollars in thousands)

Total loans outstanding...................................            $11,768             $ 10,945              $9,651
                                                                       ======               ======               =====
Average loans outstanding.................................            $11,220              $ 9,845              $9,130
                                                                       ======               ======               =====

Allowance balance at beginning of period..................          $      66              $    40             $    34
Provision:
  Real estate.............................................                 39                   37                  16
  Consumer................................................                 --                   --                   5
Charge-offs:
  Real estate.............................................                 --                 (10)                (10)
  Consumer................................................                 --                  (1)                 (5)
Recoveries:
  Real estate.............................................                 --                   --                  --
  Consumer................................................                 --                   --                  --
                                                                      -------             --------             -------
Allowance balance at end of period........................            $   105             $     66             $    40
                                                                       ======              =======              ======
Allowance for loan losses as a percent of total
  loans outstanding.......................................               0.89%                0.60 %              0.41 %
Net loans charged off as a percent of average
  loans outstanding.......................................                 --                (0.11)%              (.16)%


Investment Activities

         Investment Securities. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Savings Institution Regulation -- Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. We classify our investment securities as "available for sale" or "held to maturity" in accordance with SFAS No. 115. At September 30, 1997, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations, (iii) local municipal obligations, (iv) mortgage-backed securities, (v) banker's acceptances, (vi) certificates of deposit, (vii) federal funds, including FHLB overnight and term deposits, and
(viii) investment grade corporate bonds, commercial paper and mortgage derivative products. See "-- Mortgage-backed Securities." The board of directors may authorize additional investments.

         Mortgage-backed Securities. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. The quasi-governmental agencies guarantee the payment of principal and interest to investors and include the Federal Home Loan Mortgage Corporation ("FHLMC"), Government National Mortgage Association ("GNMA"), and Federal National Mortgage Association ("FNMA.")

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by FHLMC and GNMA make up a majority of the pass-through certificates market.

         Securities Portfolio. The following table sets forth the carrying (i.e., amortized cost) value of our investment securities held to maturity, at the dates indicated. Our securities portfolio classified as available for sale is carried at market value.


                                                                              At
                                                                        September 30,                At December 31,
                                                                        -------------       ---------------------------------
                                                                             1997              1996                  1995
                                                                        -------------       -----------          ------------
                                                                                       (In thousands)

Securities held to maturity:
U.S. Government agencies......................................              $ 3,257            $ 2,678              $ 2,385
Obligations of state and political subdivisions...............                1,803              1,606                1,604
Mortgage-backed securities....................................                8,472              7,457                7,991
                                                                             ------             ------               ------
   Total securities held to maturity..........................               13,532             11,741               11,980
                                                                             ------             ------               ------
Securities available for sale:
Mutual funds..................................................                  784                756                  247
FHLMC common stock............................................                  624                489                  495
Mortgage-backed securities....................................                   53                 53                   90
                                                                            -------            -------             --------
   Total securities available for sale........................                1,461              1,298                  832
                                                                             ------             ------              -------
   Total investment and mortgage-backed securities............              $14,993            $13,039              $12,812
                                                                             ======             ======               ======


         The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment and mortgage-backed securities portfolio at September 30, 1997 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                        As of September 30, 1997
                       -----------------------------------------------------------------------------------------------------------
                                            More than          More than
                       One Year or Less  One to Five Years Five to Ten Years  More than Ten Years   Total Investment Securities
                       ----------------  ----------------- -----------------  -------------------   ---------------------------
                       Carrying  Average Carrying  Average Carrying   Average Carrying Average     Carrying   Average    Market
                        Value     Yield   Value     Yield   Value      Yield   Value    Yield       Value      Yield      Value
                       --------  ------- --------  ------- --------    -----  -------- -------     --------    ------   ---------
                                              (Dollars in thousands)

U.S. Government
  agencies........... $   250      4.80% $1,700      6.06%   $450      7.27% $  856      7.70%      $ 3,256      6.56%  $ 3,248
Obligations of
  state and
  political
  subdivisions ......     300      5.12     418      8.82     311      9.21     774      6.24         1,803      7.17     1,870
Mutual funds ........     784      5.35      --        --      --        --      --        --           784      5.35       784
FHLMC common stock ..     624       .11      --        --      --        --      --        --           624      0.11       624
Mortgage-backed
  securities.........     454      5.28   2,496      5.94      66      8.57   5,510      6.78         8,526      6.47     8,638
                      -------      ----   -----      ----     ---      ----   -----      ----        ------      ----    ------

  Total ............. $ 2,412      3.90% $4,614      6.25%   $827      8.10% $7,140      6.83%      $14,993      6.25%  $15,164
                      =======      ====   =====      ====     ===      ====   =====      ====        ======      ====    ======

Sources of Funds

         Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment securities and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

         Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate.

         The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

         At September 30, 1997, we had no brokered deposits and our deposits were represented by the following types of savings programs.

                                                                                  Minimum         Balance as of     Percentage
                                                              Interest            Balance         September 30,      of Total
Category                          Term                         Rate(1)             Amount             1997           Deposits
--------                          ----                         -------             ------             ----           --------
                                                                                 (Dollars in thousands)
Non-interest Accounts                                              --                  --              $1,308           3.90%
NOW Accounts                                                     2.00%          $     300               1,603           4.69
Regular Savings                   None                           3.00                 100               9,284          27.40
Money Market Accounts                                            2.75               2,500               1,290           3.81

Certificates of Deposit:
Fixed Term, Fixed Rate            3 months                       4.25                 500                 128            .38
Fixed Term, Fixed Rate            6 months                       5.00                 500               2,644           7.80
Fixed Term, Fixed Rate            12 months                      5.87                 500               9,630          28.42
Fixed Term, Fixed Rate            30 months                      6.02                 500               4,157          12.27
Fixed Term, Fixed Rate            60 months                      5.87                 500               1,382           4.08
Fixed Term, Fixed Rate            72 - 120 months                5.87                 500                 929           2.74
Jumbo Certificates                                               (2)              100,000               1,529           4.51
                                                                                                       ------        -------
                                  Total                                                               $33,884         100.00%
                                                                                                       ======         ======

---------------
(1)  Interest rate offerings as of September 30, 1997.
(2)  Negotiated rates and terms

         The following table sets forth our time deposits classified by interest rate at the dates indicated.

                                                                              At
                                                                         September 30,                As of December 31,
                                                                         -------------        --------------------------------------
                                                                             1997                 1996                  1995
                                                                             ----             ----------------      ----------------
                                                                                              (In thousands)
Interest Rate
4.00% or less                                                              $      32              $    181              $   131
4.01 - 6.00%                                                                  16,353                13,037               10,188
6.01 - 8.00%                                                                   3,986                 4,091                4,205
8.01 - 10.00                                                                      28                    26                   24
                                                                             -------               -------              -------
  Total                                                                      $20,399               $17,335              $14,548
                                                                              ======                ======               ======



         The following table sets forth the amount and maturities of our time deposits at September 30, 1997.

                                                                      Amount Due
                        ------------------------------------------------------------------------------------------------------------
                                                                                             After
                          September 30,        September 30,         September 30,        September 30,
Interest Rate                 1998                 1999                  2000                 2000                  Total
-------------           -----------------   -------------------   ------------------   -------------------   -----------------------
                                                                (Dollars in thousands)

2.00 - 4.00%                 $       4               $    28             $      -              $      -             $     32
4.01 - 6.00%                    13,509                 1,133                  659                 1,052               16,353
6.01 - 8.00%                     2,673                   525                  538                   250                3,986
8.01 - 10.00%                        -                     -                    -                    28                   28
                              --------               -------              -------                ------              -------
Total                          $16,186                $1,686               $1,197                $1,330              $20,399
                                ======                 =====                =====                 =====               ======



         The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 1997.

                                                       Certificates
         Maturity Period                                of Deposits
         ---------------                                -----------
                                                       (In thousands)
         Within three months                               $   306
         Three through six months                              721
         Six through twelve months                             502
         Over twelve months                                      -
                                                           -------
                                                            $1,529
                                                            ======



         Borrowings. Advances (borrowing) may be obtained from the FHLB of Pittsburgh to supplement our supply of lendable funds. Advances from the FHLB of Pittsburgh are typically secured by a pledge of our stock in the FHLB of Pittsburgh, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. We may borrow up to $16.2 million from the FHLB of Pittsburgh. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements. At September 30, 1997, we had no borrowings from the FHLB of Pittsburgh.

Competition

         Competition for deposits comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market areas. Competition for funds also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from commercial banks, thrift institutions, credit unions and mortgage bankers, most of whom have far greater resources than we have.

Properties

         We operate from our main office and one branch office.

                                                                                                    Net Book Value
                                                                                 Year                      at
Location                                                   Owned               Acquired            September 30, 1997
--------                                           ---------------------       --------            ------------------

  900 Saxonburg Boulevard                                  Owned                 1996                   $1,082,078
  Pittsburgh, Pennsylvania 15223

  5200 Butler Street                                       Owned                 1958                   $  200,097
  Pittsburgh, Pennsylvania 15201


         In addition, we own property at 920 Saxonburg Boulevard which consists of a single family dwelling that we rent for $650 per month. Upon termination of our lease, we plan to use this property as a paved parking area for our customers and employees. At September 30, 1997, the net book value of the property was $65,000. On November 14, 1997, we purchased property at 922 Saxonburg Boulevard for $66,000. Initially, we plan to use this property as rental property.

Personnel

         At September 30, 1997 we had 12 full-time and three part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

         We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulation.

Holding Company Regulation

         General. SFSB will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over SFSB and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of SFSB.

         QTL Test. Since SFSB will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the QTL test. If SFSB controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a QTL or were acquired in a supervised acquisition. See "-- Savings Institution Regulation -- Qualified Thrift Lender Test."

         Restrictions on Acquisitions. SFSB must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

Savings Institution Regulation

         General. As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System").

         The OTS, in conjunction with the FDIC, regularly examines us and prepares reports for the consideration of our board of directors on any deficiencies that the OTS finds in our operations. Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents.

         We  must  file  reports  with  the  OTS and  the  FDIC  concerning  our activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

         Insurance of Deposit Accounts. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

         Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures, the reserves of the SAIF were below the level required by law. The BIF had, however, met its required reserve level during the third calendar quarter of 1995. As a result, deposit insurance premiums for deposits insured by the BIF were substantially less than premiums for deposits such as ours which are insured by the SAIF. Legislation to capitalize the SAIF and to eliminate the significant premium disparity between the BIF and the SAIF became effective September 30, 1996. The recapitalization plan provided for a special assessment equal to $.657 per $100 of SAIF deposits held at September 30, 1995, in order to increase SAIF reserves to the level required by law. Certain BIF institutions holding SAIF-insured deposits were required to pay a lower special assessment. Based on our deposits at September 30, 1995, we paid a pre-tax special assessment of $161,000.

         The recapitalization plan also provides that the cost of prior failures which were funded through the issuance of Fico Bonds (bonds issued to fund the cost of savings institution failures in prior years) will be shared by members of both the SAIF and the BIF. This will increase BIF assessments for healthy banks to approximately $.013 per $100 of deposits in 1997. SAIF assessments for healthy savings institutions in 1997 will be approximately $.064 per $100 in deposits and may be reduced, but not below the level set for healthy BIF institutions.

         The FDIC has lowered the rates on assessments paid to the SAIF and widened the spread of those rates. The FDIC's action established a base assessment schedule for the SAIF with rates ranging from 4 to 31 basis points, and an adjusted assessment schedule that reduces these rates by 4 basis points. As a result, the effective SAIF rates range from 0 to 27 basis points as of October 1, 1996. In addition, the FDIC's final rule prescribed a special interim schedule of rates ranging from 18 to 27 basis points for SAIF-member savings institutions for the last quarter of calendar 1996, to reflect the assessments paid to the Financing Corp. (Fico Bonds). Finally, the FDIC's action established a procedure for making limited adjustments to the base assessment rates by rulemaking without notice and comment, for both the SAIF and the BIF.

         The recapitalization plan also provides for the merger of the SAIF and BIF effective January 1, 1999, assuming there are no savings institutions under federal law. Under separate proposed legislation, Congress is considering the elimination of the federal thrift charter and elimination of the separate federal regulation of thrifts. As a result, we might have to convert to a different financial institution charter and be regulated under federal law as a bank, including being subject to the more restrictive activity limitations imposed on national banks. We cannot predict the impact of our conversion to, or regulation as, a bank until the legislation requiring such change is enacted.

         Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to 1.5% of total adjusted assets, (2) core capital equal to at least 3% of total adjusted assets, and (3) risk-based capital equal to 8% of total risk-weighted assets. Our capital ratios are set forth under "Historical and Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, certain mortgage servicing rights and certain investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital (which is defined as core capital plus supplementary capital) of 8% of risk-weighted assets. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.

         The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

         The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. However, due to our net size and risk-based capital level, we are exempt from the interest rate risk component.

         Dividend and Other Capital Distribution Limitations. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to SFSB, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends by us to SFSB. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Stanton Federal Savings Bank -- Liquidation Account."

         OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of September 30, 1997, we qualified as a Tier 1 institution.

         In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

         A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Savings institutions must meet a qualified thrift lender ("QTL") test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Pittsburgh. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings institutions may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every 12 months. As of September 30, 1997, we were in compliance with our QTL requirement with approximately 69.22% of our assets invested in QTIs.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between a savings institution or its subsidiaries and its affiliates be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Our affiliates include SFSB and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.


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



         Liquidity Requirements. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At September 30, 1997, our required liquid asset ratio was 5.0% and our actual ratio was 25.40%. Monetary penalties may be imposed upon institutions for violations of liquidity requirements.

         Federal Home Loan Savings Bank System. We are a member of the FHLB of Pittsburgh, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

         As a member, we are required to purchase and maintain stock in the FHLB of Pittsburgh in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year. At September 30, 1997, we had $171,000 in FHLB stock, at cost, which was in compliance with this requirement. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         The FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At September 30, 1997, our reserve met the minimum level required by the Federal Reserve System.

         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System. We had no borrowings from the Federal Reserve System at September 30, 1997.

                                    TAXATION

Federal Taxation

         We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings institutions such as us, which met certain definitional tests and other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim with respect to additions to its reserve for bad debts was subject to certain limitations. We reviewed the most favorable way to calculate the deduction attributable to an addition to our bad debt reserve on an annual basis.


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



         In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding bad debts. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. At September 30, 1997, we had excess bad debt reserves of approximately $85,000 which will create a tax recapture of approximately $29,000.

         Under the percentage of taxable income method, the bad debt deduction attributable to "qualifying real property loans" could not exceed the greater of
(i) the amount deductible under the experience method, or (ii) the amount which, when added to the bad debt deduction for non-qualifying loans, equaled the amount by which 12% of the sum of the total deposits and the advance payments by borrowers for taxes and insurance at the end of the taxable year exceeded the sum of the surplus, undivided profits and reserves at the beginning of the taxable year. The amount of the bad debt deduction attributable to qualifying real property loans computed using the percentage of taxable income method was permitted only to the extent that the institution's reserve for losses on qualifying real property loans at the close of the taxable year did not exceed 6% of such loans outstanding at such time.

         Under the experience method, the bad debt deduction may be based on (i) a six-year moving average of actual losses on qualifying and non-qualifying loans, or (ii) a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987.

         The percentage of specially computed taxable income that was used to compute a savings institution's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage of taxable income bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings institutions to be taxed at a lower effective federal income tax rate than that applicable to corporations (generally, approximately 31.3%, assuming the maximum percentage bad debt deduction).

         If a savings institution's qualifying assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations) constitute less than 60% of its total assets, the institution may not deduct any addition to a bad debt reserve and generally must include existing reserves in income over a four year period, which is immediately accruable for financial reporting purposes. As of September 30, 1997, at least 60% of our assets were qualifying assets as defined in the Code. No assurance can be given that we will meet the 60% test for subsequent taxable years.

         Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution to you, our stockholders (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of September 30, 1997, we had approximately $975,000 of accumulated earnings, representing our base year tax reserve, for which federal income taxes have not been provided. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

         Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings institutions, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100% of a savings institution's interest expense deemed allocated to certain tax-exempt obligations acquired after August 7, 1986. Interest expense allocable to (i) tax-exempt obligations acquired after August 7, 1986 which are not subject to this rule, and (ii) tax-exempt obligations issued after 1982 but before August 8, 1986, are subject to the rule which applied prior to the Code disallowing the deductibility of 20% of the interest expense.

         The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of 0.12% of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including us, whether or not an AMT is paid. Under pending legislation, the AMT rate would be reduced to zero for taxable years beginning after December 31, 1994, but this rate reduction would be suspended for taxable years beginning in 1995 and 1996 and the suspended amounts would be refunded as tax credits in subsequent years.

         SFSB may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if SFSB owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed ourself of the percentage of taxable income bad debt deduction method.

         Our federal income tax returns have not been audited by the IRS since our fiscal year ended December 31, 1991. As a result of the audit, there was no material effect to our financial statements.

State Taxation

         We are subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on our financial net income determined in accordance with generally accepted accounting principles with certain adjustments. Our tax rate under the Mutual Thrift Institutions Tax is 11.5%. Interest on state and federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.

         Upon consummation of the conversion, we will also be subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania.

                       MANAGEMENT OF SFSB HOLDING COMPANY

         SFSB board of directors consists of the same individuals who serve as directors of Stanton Federal Savings Bank. The articles of incorporation and bylaws of SFSB require that directors be divided into four classes, as nearly equal in number as possible. Each class of directors serves for a four-year period, with approximately one-fourth of the directors elected each year. The officers of SFSB will be elected annually by the board and serve at the board's discretion. Such officers are also officers of Stanton Federal Savings Bank. See "Management of Stanton Federal Savings Bank."

                   MANAGEMENT OF STANTON FEDERAL SAVINGS BANK

Directors and Executive Officers

         Our board of directors is composed of five members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our proposed stock articles of incorporation and bylaws for SFSB require that directors be divided into four classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion.

         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                                        Age at                                                                 Current
                                     September 30,                                           Director           Term
Directors                                1997           Position                               Since          Expires(1)
---------                         -------------------   --------                             ---------       -----------

Timothy R. Maier                          38            Chairman of the Board                  1986               1998
                                                        and Director
Barbara J. Mallen                         55            President and Director                 1972               2000
Joseph E. Gallagher                       45            Senior Vice President,                 1989               2000
                                                        Secretary, and Director
Jerome L. Kowalewski                      53            Treasurer and Director                 1993               1999
Mary Lois Loftus                          68            Director                               1994               1998


-------------------
(1) The terms for directors of SFSB are the same as those of Stanton Federal Savings Bank except that Ms. Mallen's term will expire in 2001.

         The business experience for the past five years of each of the directors and executive officers is as follows:

         Timothy R. Maier has been a member of the board since 1986 and Chairmen since 1996. Mr. Maier is in the insurance business and owns two insurance agencies in the local Pittsburgh area. Mr. Maier is the Past President and the President Elect of the Rotary Club of Lawrenceville and a member of the Lawrenceville Business Association and the Lawrenceville Development Corporation.

         Barbara J. Mallen has been employed by us since 1960 and has been the President since 1988 and a member of the board since 1972. Ms. Mallen is a member of the Lawrenceville Business Association and past Director of the Western Pennsylvania League of Savings Association.

         Joseph E. Gallagher has been employed by us since 1979 and has been Senior Vice President and Secretary since 1996 and a member of the board since 1989. Mr. Gallagher is Director and Treasurer of St. Mary's Lawrenceville Arts Program.

         Jerome L. Kowalewski has been a member of the board since 1993 and Treasurer since 1996. Mr. Kowalewski is the majority shareholder and President of Al & Bob's Auto Parts Inc., in the local Pittsburgh area. Mr. Kowalewski is a member of the Lawrenceville Business Association.

         Mary Lois Loftus has been a member of the board since 1995. Ms. Loftus is a retired real estate agent and the former owner of Loftus Florist in the local Pittsburgh area.

Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1996, the board of directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 1996.

Director Compensation

         Each director is paid quarterly and total aggregate fees paid to the directors for the year ended December 31, 1996 were $30,000. Beginning July 1, 1997, directors' compensation was increased to a monthly fee of $650.

         Directors Consultant and Retirement Plan ("DRP"). Our DRP provides retirement benefits to our directors based upon the number of years of service to our board, which must be at least 5 years. If a director agrees to become a consulting director to our board upon retirement, he or she will receive a monthly payment of between $450 to $650 for 5 years or until death, whichever is earlier. Benefits under our DRP will begin upon a director's retirement. In the event there is a change in control, all directors will be presumed to have not less than 5 years of service.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at December 31, 1996. No employee earned in excess of $100,000 for the year ended December 31, 1996.

                                                             Annual Compensation
                                              -------------------------------------------------
                                                                                   Other Annual
                                                                                   Compensation
Name and Principal Position                   Salary            Bonus(1)               (2)
---------------------------                   ------            --------           ------------

Barbara J. Mallen, President                  $78,420            $25,300              $6,000


--------------------
(1) Included in this bonus amount is a special bonus of $15,000, for services in connection with the construction of our Shaler Township office.
(2)  Consists of $6,000 in director fees.

         Employment Agreement. We have entered into an employment agreement with our President, Barbara J. Mallen. Ms. Mallen's base salary under the employment agreement is $96,000. The employment agreement has a term of three years. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Ms. Mallen without just cause, Ms. Mallen will be entitled to a continuation of her salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Ms. Mallen will be paid a lump sum amount equal to 2.99 times her five year average annual taxable cash compensation. If such payments had been made under the agreement as of September 30, 1997, such payments would have equaled approximately $287,000. The aggregate payments that would have been made to Ms. Mallen would be an expense to us, thereby reducing our net income and our capital by that amount. The agreement may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Ms. Mallen shall become disabled during the term of the agreement, she shall continue to receive payment of 100% of the base salary for a period of 12 months and 60% of such base salary for the remaining term of such agreement. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the conversion. The ESOP intends to borrow funds from SFSB. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., $440,000, based on the midpoint of the EVR). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. We anticipate contributing approximately $44,000 annually (based on a $440,000 purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. We will also make additional contributions, as necessary to meet the interest obligations of the ESOP loan. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the EVR (i.e., more than 727,375 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant accounts under the plan shall become vested following 5 years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Vesting will be accelerated upon retirement, death, disability, our change in control, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits may be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

         Pension Plan. We sponsor a tax-qualified defined benefit pension plan (the "Pension Plan"). All our full-time employees are eligible to participate after one year of service and attainment of age 21. A qualifying employee becomes fully vested in the Pension Plan upon completion of six years of qualifying service. The Pension Plan is intended to comply with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         Our Pension Plan provides for monthly payments to each participating employee at normal retirement age (the later of age 65 or five years after entry into the plan). Benefits payable at normal retirement are equal to 66.6% of your average monthly compensation multiplied by your earned benefit percentage. Such earned benefit percentage equals your years of benefit service divided by the greater of your maximum years of service until your normal retirement age, or age 25. Such benefits payable at normal retirement are reduced for participants completing less than six years of service upon retirement at the normal retirement age, termination of service prior to the normal retirement age or commencement of benefits prior to the normal retirement age.

         Benefits are paid for the life of the participant following retirement. The Pension Plan also provides for payments in the event of death. At September 30, 1997, Ms. Mallen had 36 years of credited service under the Pension Plan. Upon normal retirement at age 65, Ms. Mallen would receive an annual benefit of $69,000.

         Benefits are payable in the form of various annuity alternatives, including a joint and survivor option. For the Pension Plan year ended September 30, 1997, the highest permissible annual benefit under the Internal Revenue Code is $125,000. Benefits under the Pension Plan are not subject to offset for Social Security benefits.

Proposed Future Stock Benefit Plans

         Stock Option Plan. Our board of directors intend to adopt a stock option plan (the Option Plan) following the conversion, subject to approval by SFSB's stockholders, at a stockholders meeting to be held no sooner than six months after the conversion. The Option Plan would be in compliance with the OTS regulations in effect. See "-- Restrictions on Stock Benefit Plans." If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 55,000 shares based upon the sale of 550,000 shares at the midpoint of the EVR) would be reserved for issuance by SFSB upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in SFSB. Under the OTS regulations, the Option Plan, would provide that options awarded would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         SFSB would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares, treasury shares, or shares purchased in the open market by SFSB. The exercise of options and payment for the shares received would contribute to the equity of SFSB.

         If the Option Plan is implemented more than one year after the conversion, the Option Plan will comply with OTS regulations and policies that are applicable at such time.

         Restricted Stock Plan. Our board of directors intends to adopt the RSP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. SFSB expects to hold a stockholders' meeting no sooner than six months after the conversion in order for stockholders to vote to approve the RSP. If the RSP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the RSP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the RSP Trustees. The RSP will be implemented in accordance with applicable OTS regulations. See "-- Restrictions on Stock
Benefit Plans." Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The RSP would be managed by a committee of non-employee directors (the "RSP Trustees"). The RSP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the RSP (the "RSP Trust").

         We expect to contribute sufficient funds to the RSP so that the RSP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the RSP would be authorized but unissued shares, treasury shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and SFSB, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the RSP. Based upon the sale of 550,000 shares of common stock in the offering at the midpoint of the EVR, the RSP Trust is expected to purchase up to 22,000 shares of common stock. If the RSP is implemented more than one year after the conversion, the RSP will comply with such OTS regulations and policies that are applicable at such time.

         Restrictions on Stock Benefit Plans. OTS regulations provide that in the event stock option or management and/or employee stock benefit plans are implemented within one year from the date of conversion, such plans must comply with the following restrictions: (1) the plans must be fully disclosed in the prospectus, (2) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, (3) for restricted stock plans, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital), (4) the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (5) no individual employee may receive more than 25% of the available awards under the option plan or the restricted stock plans, (6) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (7) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of SFSB's stockholders held no earlier than six months following the conversion, (8) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant,
(9) for restricted stock plans, no stock issued in a conversion may be used to fund the plan, (10) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (11) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (12) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.

              RESTRICTIONS ON ACQUISITIONS OF SFSB HOLDING COMPANY

         While the board of directors is not aware of any effort that might be made to obtain control of SFSB after conversion, the board of directors believes that it is appropriate to include certain provisions as part of SFSB's articles of incorporation to protect the interests of SFSB and its stockholders from hostile takeovers ("anti-takeover"provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of SFSB more difficult.

         The following discussion is a general summary of the material provisions of the articles of incorporation, bylaws, and certain other regulatory provisions of SFSB, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and reference should be made in each case to the articles of incorporation and bylaws of SFSB which are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

Provisions of SFSB Articles of Incorporation and Bylaws

         Limitations on Voting Rights. The articles of incorporation of SFSB provide that for a period of five years from completion of the conversion, in no event shall any record owner of any outstanding equity security which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of any class of equity security outstanding (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner who beneficially owned shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit. In addition, for a period of five years from the completion of our conversion, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of SFSB.

         The impact of these provisions on the submission of a proxy on behalf of a beneficial holder of more than 10% of the common stock is (1) to disregard for voting purposes and require divestiture of

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



the amount of stock held in excess of 10% (if within five years of the conversion more than 10% of the common stock is beneficially owned by a person) and (2) limit the vote on common stock held by the beneficial owner to 10% or possibly reduce the amount that may be voted below the 10% level (if more than 10% of the common stock is beneficially owned by a person more than five years after the conversion). Unless the grantor of a revocable proxy is an affiliate or an associate of such a 10% holder or there is an arrangement, agreement or understanding with such a 10% holder, these provisions would not restrict the ability of such a 10% holder of revocable proxies to exercise revocable proxies for which the 10% holder is neither a beneficial nor record owner. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of SFSB further provide that this provision limiting voting rights may only be amended upon the vote of a majority of the outstanding shares of voting stock.

         Election of Directors. Certain provisions of SFSB's articles of incorporation and bylaws will impede changes in majority control of the board of directors. SFSB's articles of incorporation provide that the board of directors of SFSB will be divided into four staggered classes, with directors in each class elected for four-year terms. Thus, it would take three annual elections to replace a majority of SFSB's board. SFSB's articles of incorporation provide that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least a majority of the shares of SFSB entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

         Restrictions on Call of Special Meetings. The articles of incorporation of SFSB provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors.

         Absence of Cumulative Voting. SFSB's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

         Authorized Shares. The articles of incorporation authorizes the issuance of 4,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide SFSB's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of SFSB. The board of directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.


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



         Procedures for Certain Business Combinations. The articles of incorporation require the affirmative vote of at least 80% of the outstanding shares of SFSB entitled to vote in the election of directors in order for SFSB to engage in or enter into certain "Business Combinations," as defined therein, with any Principal Shareholder (as defined below) or any affiliates of the Principal Shareholder, unless the proposed transaction has been approved in advance by SFSB's board of directors, excluding those who were not directors prior to the time the Principal Shareholder became the Principal Shareholder. The term "Principal Shareholder" is defined to include any person and the affiliates and associates of the person (other than SFSB or its subsidiary) who beneficially owns, directly or indirectly, 20% or more of the outstanding shares of voting stock of SFSB. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of SFSB entitled to vote generally in an election of directors.

         Amendment to Articles of Incorporation and Bylaws. Amendments to SFSB's articles of incorporation must be approved by SFSB's board of directors and also by a majority of the outstanding shares of SFSB's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

         The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of SFSB entitled to vote in the election of directors cast at a meeting called for that purpose.

         Benefit Plans. In addition to the provisions of SFSB's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Stanton Federal Savings Bank -- Proposed Future Stock Benefit Plans."

         Regulatory Restrictions. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

         SFSB is authorized to issue 4,000,000 shares of the common stock, $0.10 par value per share, and 1,000,000 shares of serial preferred stock, no par value per share. SFSB currently expects to issue up to 727,375 shares of common stock in the conversion. SFSB does not intend to issue any shares of serial preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. The aggregate par value of the issued shares will constitute the capital account of SFSB. The balance of the purchase price will be recorded for accounting purposes as additional paid-in capital. See "Capitalization." The capital stock of SFSB will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

         Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in SFSB, except to the extent that shares of serial preferred stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of SFSB's directors.

         Liquidation. In the unlikely event of the complete liquidation or dissolution of SFSB, the holders of the common stock will be entitled to receive all assets of SFSB available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of SFSB; (ii) any accrued dividend claims; and (iii) liquidation preferences of any serial preferred stock which may be issued in the future.

         Restrictions   on  Acquisition  of  the  Common  Stock.   See  "Certain
Restrictions on Acquisition of SFSB" for a discussion of the limitations on acquisition of shares of the common stock.

         Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of SFSB without first offering such shares to existing stockholders of SFSB. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by SFSB of the full purchase price therefor will be fully paid and non-assessable.

         Issuance of Additional Shares. Except in the Subscription and Public Offerings and possibly pursuant to the RSP or Option Plan, the SFSB has no present plans, proposals, arrangements or understandings to issue additional authorized shares of the common stock. In the future, the authorized but unissued and unreserved shares of the common stock will be available for general corporate purposes, including, but not limited to, possible issuance: (i) as stock dividends; (ii) in connection with mergers or acquisitions; (iii) under a cash dividend reinvestment or stock purchase plan;
(iv) in a public or private offering; or (v) under employee benefit plans. See "Risk Factors -- Possible Dilutive Effect of RSP and Stock Options" and "Pro Forma Data." Normally no stockholder approval would be required for the issuance of these shares, except as described herein or as otherwise required to approve a transaction in which additional authorized shares of the common stock are to be issued.

         For additional information, see "Dividends," "Regulation" and "Taxation" with respect to restrictions on the payment of cash dividends; "The Conversion -- Restrictions on Sales and Purchases of Shares by Directors and Officers" relating to certain restrictions on the transferability of shares purchased by directors and officers; and "Restrictions on Acquisitions of SFSB Holding Company" for information regarding restrictions on acquiring common stock of SFSB.

Serial Preferred Stock

         None of the 1,000,000 authorized shares of serial preferred stock of SFSB will be issued in the conversion. After the conversion is completed, the board of directors of SFSB will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

         The legality of the common stock has been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters for Ryan, Beck & Co., Inc. may be passed upon by Tucker Arensburg, P.C.. The federal and state income tax consequences of the conversion have been passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                     EXPERTS

           The financial statements of Stanton Federal Savings Bank as of and for the years ended December 31, 1996 and 1995 appearing in this document have been audited by LaFrance, Walker, Jackley & Saville, independent certified public accountants, as set forth in their report which appears elsewhere in this document, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         FinPro has consented to the publication herein of a summary of its letters to Stanton Federal Savings Bank setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            REGISTRATION REQUIREMENTS

         The common stock of SFSB will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to completion of the conversion. SFSB will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. SFSB may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         SFSB and Stanton Federal Savings Bank are not currently subject to the informational requirements of the Exchange Act.

         SFSB has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         Stanton Federal Savings Bank has filed an Application for conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the OTS, 10 Exchange Place, Jersey City, New Jersey 07302, without charge.

         A copy of the Articles of Incorporation and the Bylaws of SFSB are available without charge from Stanton Federal Savings Bank.

                          Stanton Federal Savings Bank

                          Index to Financial Statements


                                                                           Page
                                                                           ----

Independent Auditors' Report................................................F-2

Balance Sheets..............................................................F-3

Statement of Income........................................................  26

Statement of Changes in Retained Earnings...................................F-4

Statement of Cash Flows.....................................................F-5

Notes to Financial Statements...............................................F-6

All schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for SFSB have not been included since it will not engage in material transactions until after the conversion. SFSB, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                      LaFrance, Walker, Jackley & Saville
                          CERTIFIED PUBLIC ACCOUNTANTS
                              1373 WASHINGTON PIKE
                           BRIDGEVILLE, PA 15017-2821

                                                                SERVICE IN
TELE: (412) 200-5000                                        PRINCIPAL CITIES OF
FAX: (412) 220-7050                                        THE UNITED STATES AND
                                                              OTHER COUNTRIES



                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------



Board of Directors
Stanton Federal Savings Bank

We have audited the accompanying balance sheet of Stanton Federal Savings Bank as of December 31, 1996 and 1995, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the balance sheet of Stanton Federal Savings Bank, as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in the notes to the financial statements, effective January 1, 1995, the Bank changed its method of accounting for the impairment of loans and the related allowance for loan losses.




/s/LaFrance, Walker, Jackley & Saville

Bridgeville, PA
March 6, 1997, except for the
    first paragraph of Note 17,
    as to which date is August 6, 1997

                          STANTON FEDERAL SAVINGS BANK
                                  BALANCE SHEET

                                                                   September 30,              December 31,
                                                                 ----------------  ----------------  ----------------
                                                                        1997              1996              1995
                                                                     (Unaudited)
ASSETS
Cash and due from banks                                          $      1,321,349  $        770,715  $        253,452
Interest-bearing deposits with other banks                              7,564,347         6,452,895         5,525,835
Investment securities available for sale                                1,408,229         1,244,753           742,243
Investment securities held to maturity  (market
               value of $5,118,005, $4,268,173 and $4,008,600)          5,059,392         4,283,449         3,988,300
Mortgage-backed securities available for sale                              53,197            53,791            89,535
Mortgage-backed securities held to maturity (market
               value of $8,584,674,  $7,402,651 and
               $8,047,081)                                              8,472,389         7,457,415         7,991,446
Loans receivable (net of allowance for loan losses of
               $104,951, $40,951 and $40,013)                          11,657,657        10,864,801         9,579,231
Accrued interest receivable                                               259,615           225,714           213,430
Premises and equipment                                                  1,617,570         1,664,306           752,374
Federal Home Loan Bank stock                                              171,700           161,800           153,500
Other assets                                                              224,152           117,238            64,736
                                                                 ----------------  ----------------  ----------------
               TOTAL ASSETS                                      $     37,809,597  $     33,296,877  $     29,354,082
                                                                 ================  ================  ================


LIABILITIES
Deposits                                                         $     33,884,171  $     29,318,964  $     25,418,128
Advances by borrowers for taxes and insurance                              66,531           125,711           131,812
Accrued interest payable and other liabilities                            378,782           282,073           179,771
                                                                 ----------------  ----------------  ----------------
               TOTAL LIABILITIES                                       34,329,484        29,726,748        25,729,711
                                                                 ----------------  ----------------  ----------------
RETAINED EARNINGS
Retained earnings-substantially restricted                              3,118,707         3,301,992         3,348,263
Net unrealized gain on securities                                         361,406           268,137           276,108
                                                                 ----------------  ----------------  ----------------
               TOTAL RETAINED EARNINGS                                  3,480,113         3,570,129         3,624,371
                                                                 ----------------  ----------------  ----------------
               TOTAL LIABILITIES AND
                 RETAINED EARNINGS                               $     37,809,597  $     33,296,877  $     29,354,082
                                                                 ================  ================  ================

See accompanying notes to the financial statements.

                          STANTON FEDERAL SAVINGS BANK
                         STATEMENT OF RETAINED EARNINGS

                                                                                     Net Unrealized
                                                                      Retained         Gain (Loss)
                                                                      Earnings        on Securities         Total
                                                                 ----------------  ----------------  ----------------

Balance, December 31, 1994                                       $      3,185,188  $        192,746  $      3,377,934

               Net income                                                 163,075                             163,075
               Net unrealized gain on securities                                             83,362            83,362
                                                                 ----------------  ----------------  ----------------

Balance, December 31, 1995                                              3,348,263           276,108         3,624,371

               Net loss                                                   (46,271)                            (46,271)
               Net unrealized loss on securities                                             (7,971)           (7,971)
                                                                 ----------------  ----------------  ----------------

Balance, December 31, 1996                                              3,301,992           268,137         3,570,129

               Net loss (unaudited)                                      (183,285)                           (183,285)
               Net unrealized gain on securities                                             93,269            93,269
                                                                 ----------------  ----------------  ----------------

Balance, September 30, 1997
   (unaudited)                                                   $      3,118,707  $        361,406  $      3,480,113
                                                                 ================  ================  ================


See acompanying notes to the financial statements.

                          STANTON FEDERAL SAVINGS BANK
                            STATEMENT OF CASH FLOWS

                                                 Nine Months Ended September 30,          Year Ended December 31,
                                                      1997              1996              1996              1995
                                               ----------------  ----------------  ----------------  ----------------
                                                   (Unaudited)
OPERATING ACTIVITIES
Net income (loss)                              $       (183,285) $         10,324  $        (46,271) $        163,075
Adjustments to reconcile net income to
   net cash provided by operating
   activities:
               Provision for loan losses                 39,000             9,000            36,500            21,000
               Depreciation and amortization             91,125            18,900            58,203            23,357
               Net securities gains                          -           (124,468)         (124,468)               -
               Deferred income taxes                    (50,233)           10,363               789            (3,544)
               Increase (decrease) in accrued interest
                  receivable                            (33,901)           52,891           (12,284)           38,598
               Other, net                                (2,316)          248,360            55,759           (62,651)
                                               ----------------  ----------------  ----------------  ----------------
               Net cash provided by (used for)
                  operating activities                 (139,610)          225,370           (31,772)          179,835
                                               ----------------  ----------------  ----------------  ----------------
INVESTING ACTIVITIES
Decrease (increase) in certificates
               of deposits                              (86,772)          (11,069)         (668,453)        1,509,044
Investment securities available for sale:
               Purchases                                (24,401)         (522,269)         (525,018)               -
               Proceeds from sales                           -            130,333           130,333                -
               Maturities and repayments                  2,305             3,278             3,998             3,727
Investment securities held to maturity:
               Purchases                             (2,346,537)               -           (700,000)         (624,856)
               Maturities and repayments              1,571,749           269,819           405,240           790,472
Mortgage-backed securities available for sale:
               Maturities and repayments                    532            36,617            36,795            91,422
Mortgage-backed securities held to
   maturity:
               Purchases                             (2,665,318)       (1,094,529)       (1,094,529)       (1,271,781)
               Maturities and repayments              1,638,807         1,322,676         1,622,237           978,042
Net increase in loans
   receivable                                          (831,856)         (268,219)       (1,322,070)         (775,891)
Purchase of Federal Home Loan
  Bank stock                                             (9,900)           (8,300)           (8,300)           (5,200)
Purchase of premises and
   equipment, net                                       (44,389)         (941,268)         (970,135)         (522,182)
                                               ----------------  ----------------  ----------------  ----------------
               Net cash provided by (used for)
                  investing activities               (2,795,780)       (1,082,931)       (3,089,902)          172,797
                                               ----------------  ----------------  ----------------  ----------------

See accompanying notes to the financial statements.

                          STANTON FEDERAL SAVINGS BANK
                      STATEMENT OF CASH FLOWS (Continued)

                                                 Nine Months Ended September 30,        Year Ended December 31,
                                                      1997              1996              1996              1995
                                               ----------------  ----------------  ----------------  ----------------
                                                   (Unaudited)

FINANCING ACTIVITIES
Net increase in deposits                       $      4,565,207  $        782,625  $      3,900,836  $        995,066
Net decrease in advances by borrowers
   for taxes and insurance                              (59,180)          (63,290)           (6,101)          (22,291)
                                               ----------------  ----------------  ----------------  ----------------
               Net cash provided by
                  financing activities                4,506,027           719,335         3,894,735           972,775
                                               ----------------  ----------------  ----------------  ----------------
               Increase (decrease) in cash and cash
                  equivalents                         1,570,637          (138,226)          773,061         1,325,407

CASH AND CASH EQUIVALENTS
   AT BEGINNING OF PERIOD                             4,378,710         3,605,649         3,605,649         2,280,242
                                               ----------------  ----------------  ----------------  ----------------
CASH AND CASH EQUIVALENTS
   AT END OF PERIOD                            $      5,949,347  $      3,467,423  $      4,378,710  $      3,605,649
                                               ================  ================  ================  ================


SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid during the year for:
               Interest on deposits and
                  borrowings                   $      1,057,984  $        829,382  $      1,135,755  $      1,066,980
               Income taxes                                  -             19,389            19,389            75,332
Non-cash items:
               Loans transferred to real estate
                  owned                                      -                 -                 -             22,010



See accompanying notes to the financial statements.

                          STANTON FEDERAL SAVINGS BANK
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
       (ALL DATA RELATED TO SEPTEMBER 30, 1997 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1997 AND 1996 ARE UNAUDITED)



1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Stanton Federal Savings Bank (the "Bank") is a federally chartered mutual savings bank located in Pittsburgh, Pennsylvania. The Bank's principal sources of revenue emanate from its investment, mortgage-backed securities, and mortgage loan portfolios. The Bank is supervised by the Office of Thrift Supervision.

               Basis of Presentation
               ---------------------

               The accounting policies followed by the Bank and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

               A  summary  of  significant  accounting  and  reporting  policies
               applied  in  the  presentation  of  the  accompanying   financial
               statements follows:

               Investment Securities Including Mortgage-Backed Securities
               ----------------------------------------------------------

               Debt securities, including mortgage-backed securities, acquired with the intent and ability to hold to maturity are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using a level yield method and are recognized as adjustments of interest income. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of retained earnings, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

               Common stock of the Federal Home Loan Bank (the "FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying statement of financial condition.

               Loans Receivable
               ----------------

               Loans receivable are stated at their unpaid principal amounts net of any unearned income. Interest on loans is credited to income as earned. Interest accrued on loans more than 90 days delinquent is generally offset by a reserve for uncollected interest and is not recognized as income.

               Loan Origination Fees
               ---------------------

               Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts over the contractual life of the related loans.

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Allowance for Loan Losses
               -------------------------

               Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, the Bank estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Prior to 1995, the credit losses related to these loans were estimated based on undiscounted cash flows or the fair value of the underlying collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on the Bank's financial position or results of operation.

               Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Bank individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired if the loan is not a commercial or commercial real estate loan. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

               Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

               The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

               Premises and Equipment
               ----------------------

               Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using straight-line and accelerated methods over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Real Estate Owned
               -----------------

               Real estate owned, acquired in settlement of foreclosed loans, is carried at the lower of cost or fair value minus estimated cost to sell. Valuation allowances for estimated losses are provided when the carrying value exceeds the fair value. Direct costs incurred on such properties are recorded as expenses of current operations.

               Federal Income Taxes
               --------------------

               Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

               Cash and Cash Equivalents
               -------------------------

               The Bank has defined cash and cash equivalents as those cash and due from banks and overnight deposits with the FHLB.

               Reclassification of Comparative Amounts
               ---------------------------------------

               Certain comparative account balances for prior periods have been reclassified to conform to the current period classifications. Such reclassifications did not effect net income.

               Recent Accounting Pronouncements
               --------------------------------

               In June 1996, the Financial Accounting Standards Board ("the FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. This statement applies prospectively in fiscal years beginning after December 31, 1996, and establishes new standards that focus on control whereas, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The adoption of Statement 125 did not have a material impact on the Bank's results of operations or financial position at or for the nine months ended September 30, 1997.

               In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." Statement 127 defers for one year the effective date of portions of Statement 125 that address secured borrowings and collateral for all transactions. Additionally, Statement 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. The Bank does not expect adoption of Statement 127 to have a material impact on the Bank's results of operations or financial position.

               In July 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement No. 130 is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               --------------------------------------------

               components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. Statement No. 130 requires that companies
               (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. Reclassification of financial statements for earlier periods provided for comprehensive purposes is required.

2.             INTEREST-BEARING DEPOSITS WITH OTHER BANKS

               Interest-bearing deposits with other banks are comprised of the following:

                                                                    September 30,              December 31,
                                                                        1997              1996              1995
                                                                 ----------------  ----------------  ----------------
                    Overnight deposits with FHLB                 $      4,627,998  $      3,607,995  $      3,352,197
                    Certificates of deposit                             2,936,349         2,844,900         2,173,638
                                                                 ----------------  ----------------  ----------------
                              Total                              $      7,564,347  $      6,452,895  $      5,525,835
                                                                 ================  ================  ================

3.             INVESTMENT SECURITIES

                                                                             September 30, 1997
                                                   ----------------------------------------------------------------------

                                                                            Gross             Gross           Estimated
                                                        Amortized        Unrealized        Unrealized          Market
                                                          Cost              Gains            Losses             Value
                                                   ----------------  ----------------  ----------------  ----------------
               Available for Sale
               Mutual funds                        $        843,428  $            744  $        (60,291) $        783,881
               FHLMC common stock                            17,353           606,995               -             624,348
                                                   ----------------  ----------------  ----------------  ----------------

                                        Total      $        860,781  $        607,739  $        (60,291) $      1,408,229
                                                   ================  ================  ================  ================


               Held to Maturity
               Securities of U.S. Government
                              agencies             $      3,255,999  $          9,451  $        (17,021) $      3,248,429
               Obligations of state and political
                              subdivisions                1,803,393            66,377              (194)        1,869,576
                                                   ----------------  ----------------  ----------------  ----------------
                                        Total      $      5,059,392  $         75,828  $        (17,215) $      5,118,005
                                                   ================  ================  ================  ================

3.             INVESTMENT SECURITIES (Continued)

                                                                              December 31, 1996
                                                   ----------------------------------------------------------------------

                                                                            Gross             Gross           Estimated
                                                        Amortized        Unrealized        Unrealized          Market
                                                          Cost              Gains            Losses             Value
                                                   ----------------  ----------------  ----------------  ----------------
               Available for Sale
               Mutual funds                        $        821,332  $             -   $        (65,319) $        756,013
               FHLMC common stock                            17,353           471,387               -             488,740
                                                   ----------------  ----------------  ----------------  ----------------

                                        Total      $        838,685  $        471,387  $        (65,319) $      1,244,753
                                                   ================  ================  ================  ================


               Held to Maturity
               Securities of U.S. Government
                              agencies             $      2,678,012  $             -   $        (34,444) $      2,643,568
               Obligations of state and political
                              subdivisions                1,605,437            47,474           (28,306)        1,624,605
                                                   ----------------  ----------------  ----------------  ----------------
                                        Total      $      4,283,449  $         47,474  $        (62,750) $      4,268,173
                                                   ================  ================  ================  ================

                                                                           December 31, 1995
                                                   ----------------------------------------------------------------------
                                                                            Gross             Gross           Estimated
                                                        Amortized        Unrealized        Unrealized          Market
                                                          Cost              Gains            Losses             Value
                                                   ----------------  ----------------  ----------------  ----------------
               Available for Sale
               Mutual funds                        $        300,314  $             -   $        (53,059) $        247,255
               FHLMC common stock                            23,218           471,770               -             494,988
                                                   ----------------  ----------------  ----------------  ----------------
                                        Total      $        323,532  $        471,770  $        (53,059) $        742,243
                                                   ================  ================  ================  ================


               Held to Maturity
               Securities of U.S. Government
                              agencies             $      2,384,165  $          5,473  $        (38,099) $      2,351,539
               Obligations of state and political
                              subdivisions                1,604,135            60,341            (7,415)        1,657,061
                                                   ----------------  ----------------  ----------------  ----------------
                                        Total      $      3,988,300  $         65,814  $        (45,514) $      4,008,600
                                                   ================  ================  ================  ================

3.             INVESTMENT SECURITIES (Continued)

               The amortized cost and estimated market value of investments in debt securities by contractual maturity are shown below.

                                                                    September 30, 1997                  December 31, 1996
                                                                     Held to Maturity                    Held to Maturity
                                                                      Estimated                           Estimated
                                                           ----------------------------------------------------------------------
                                                                Amortized          Market           Amortized          Market
                                                                  Cost              Value             Cost              Value
                                                           ----------------  ----------------  ----------------  ----------------
                              Due within one year          $        550,000  $        548,736  $        100,000  $        100,000
                              Due after one year through
                                   five years                     2,117,804         2,121,172         2,916,318         2,868,433
                              Due after five years through
                                   ten years                        761,619           802,101           889,123           923,613
                              Due after ten years                 1,629,969         1,645,996           378,008           376,127
                                                           ----------------  ----------------  ----------------  ----------------

                                        Total              $      5,059,392  $      5,118,005  $      4,283,449  $      4,268,173
                                                           ================  ================  ================  ================

               Proceeds from sales of investment securities available for sale and gross gains and losses realized on those sales were as follows:

                                                 Nine Months Ended     September 30,      Year Ended December 31,
                                                      1997                  1996             1996              1995
                                                   --------------    ----------------  ----------------  --------------

                              Proceeds from sales  $             -   $        130,333  $        130,333  $             -
                              Gross gains                        -            124,468           124,468                -
                              Gross losses                       -                 -                 -                 -

4.             MORTGAGE-BACKED SECURITIES

                                                                                 September 30, 1997
                                                           ----------------------------------------------------------------------
                                                                                    Gross            Gross           Estimated
                                                                Amortized        Unrealized        Unrealized          Market
                                                                   Cost             Gains            Losses             Value
                                                           ----------------  ----------------  ---------------   ----------------
               Available for Sale
                              FNMA                         $         53,059  $            138  $             -   $         53,197
                                                           ----------------  ----------------  ---------------   ----------------

                                             Total         $         53,059  $            138  $             -   $         53,197
                                                           ================  ================  ===============   ================

               Held to Maturity
                              Government National
                                  Mortgage Association    $      4,044,025  $         93,861  $        (25,181) $      4,112,705
                              Federal Home Loan
                                 Mortgage Corporation            3,467,099            40,888           (12,583)        3,495,404
                              Federal National Mortgage
                                 Association                       961,265            15,300                 -           976,565
                                                           ----------------  ----------------  ---------------   ---------------

                                             Total        $      8,472,389  $        150,049  $        (37,764) $      8,584,674
                                                          ================  ================  ================  ================

4.             MORTGAGE-BACKED SECURITIES (Continued)

                                                                                        December 31, 1996
                                                           ----------------------------------------------------------------------
                                                                                   Gross             Gross           Estimated
                                                                Amortized        Unrealized        Unrealized          Market
                                                                  Cost              Gains            Losses             Value
                                                           ----------------  ----------------  ----------------  ----------------
               Available for Sale
                              FNMA                         $         53,589  $            202  $              -  $         53,791
                                                           ----------------  ----------------  ----------------  ----------------

                                             Total         $         53,589  $            202  $              0  $         53,791
                                                           ================  ================  ================  ================

               Held to Maturity
                              Government National
                                  Mortgage Association     $      4,130,286  $         34,324  $        (84,994) $      4,079,616
                              Federal Home Loan
                                 Mortgage Corporation             2,725,306            25,342           (29,136)        2,721,512
                              Federal National Mortgage
                                 Association                        601,823             1,601            (1,901)          601,523
                                                           ----------------  ----------------  ----------------  ----------------

                                             Total         $      7,457,415  $         61,267  $       (116,031) $      7,402,651
                                                           ================  ================  ================  ================

                                                                                  December 31, 1995
                                                         ----------------------------------------------------------------------
                                                                                   Gross             Gross           Estimated
                                                              Amortized        Unrealized        Unrealized          Market
                                                                Cost              Gains            Losses             Value
                                                         ----------------  ----------------  --------------    ----------------
               Available for Sale
                              FNMA                       $         54,269  $            117  $             -   $         54,386
                              Collateralized mortgage
                                   obligations                     35,632                -               (483)           35,149
                                                         ----------------  ----------------  ----------------  ----------------

                                             Total       $         89,901  $            117  $           (483) $         89,535
                                                         ================  ================  ================  ================

               Held to Maturity
                              Government National
                                  Mortgage Ass           $      4,388,626  $         88,739  $        (32,392) $      4,444,973
                              Federal Home Loan
                                 Mortgage Corporation           3,450,333            33,704           (39,189)        3,444,848
                              Federal National Mortgage
                                 Association                      152,487             5,873            (1,100)          157,260
                                                         ----------------  ----------------  ----------------  ----------------

                                             Total       $      7,991,446  $        128,316  $        (72,681) $      8,047,081
                                                         ================  ================  ================  ================


               The amortized cost and estimated market value of  mortgage-backed
               securities   by    contractual  maturity   are   shown   below.
               Mortgage-backed securities provide for periodic payments of principal and interest. Due to expected repayment terms being significantly less than the underlying mortgage loan pool contractual maturities, the estimated lives of these securities could be significantly shorter.

4.             MORTGAGE-BACKED SECURITIES (Continued)

                                                                               September 30, 1997
                                                             Available for Sale                  Held to Maturity
                                                     -----------------------------------------------------------------------
                                                                        Estimated                           Estimated
                                                       Amortized          Market           Amortized          Market
                                                          Cost              Value             Cost              Value
                                                      --------------    --------------    ----------------  ----------------

                      Due within one year             $            -    $            -    $        453,805  $        448,763
                      Due after one year through
                           five years                              -                 -           2,496,354         2,496,465
                      Due after five years through
                           ten years                               -                 -              65,737            67,927
                      Due after ten years                     53,059            53,197           5,456,493         5,571,519
                                                      --------------    --------------    ----------------  ----------------
                                     Total            $       53,059    $       53,197    $      8,472,389  $      8,584,674
                                                      ==============    ==============    ================  ================

                                                            December 31, 1996
                                                            Available for Sale                  Held to Maturity
                                                      ---------------------------------------------------------------------
                                                                          Estimated                           Estimated
                                                         Amortized          Market           Amortized          Market
                                                           Cost              Value             Cost              Value
                                                      ---------------  ----------------  ----------------  ----------------

                      Due within one year             $             -   $             -   $       348,387  $        340,842
                      Due after one year through
                           five years                               -                 -         1,839,235         1,829,778
                      Due after five years through
                           ten years                                -                 -            74,560            80,035
                      Due after ten years                      53,589            53,791         5,195,233         5,151,997
                                                      ---------------  ----------------  ----------------  ----------------
                                     Total            $        53,589  $         53,791  $      7,457,415  $      7,402,652
                                                      ===============  ================  ================  ================


5.             LOANS RECEIVABLE

               Loans receivable consist of the following:

                                                                   September 30,              December 31,
                                                                        1997              1996              1995
                                                                 ----------------  ----------------  ----------------
               Mortgage loans:
                              One to four family                 $      7,554,279  $      7,539,096  $      6,622,814
                              Home equity                               2,928,898         2,016,854         1,460,215
                              Multi - family                               33,055            68,569            81,258
                              Commercial                                  788,941           921,368         1,087,530
                                                                 ----------------  ----------------  ----------------
                                                                       11,305,173        10,545,887         9,251,817
                                                                 ----------------  ----------------  ----------------
               Consumer loans:
                              Share loans                                 347,432           328,573           363,769
                              Other                                       115,736            70,215            35,005
                                                                 ----------------  ----------------  ----------------
                                                                          463,168           398,788           398,774
                                                                 ----------------  ----------------  ----------------
               Less:
                              Deferred loan origination costs, net          5,733            13,923            31,347
                              Allowance for loan losses                   104,951            65,951            40,013
                                                                 ----------------  ----------------  ----------------
                                                                          110,684            79,874            71,360
                                                                 ----------------  ----------------  ----------------
                                             Total               $     11,657,657  $     10,864,801  $      9,579,231
                                                                 ================  ================  ================


               The Bank's primary business activity is with customers located within its local trade area. The repayment of these loans is dependent upon the local economic conditions in its immediate trade area.

               Activity in the allowance for loan losses is as follows:

                                                 Nine Months Ended September 30,        Year Ended December 31,
                                                      1997              1996              1996              1995
                                               ----------------  ----------------  ----------------  ----------------
               Balance, at beginning of
                   period                      $         65,951  $         40,013  $         40,013  $         33,994

               Loans charged off                              -           (10,562)          (10,562)          (14,981)
               Recoveries                                     -                 -                 -                 -
                                               ----------------  ----------------  ----------------  ----------------

               Net loans charged off                          -           (10,562)          (10,562)          (14,981)
               Provision for loan losses                 39,000             9,000            36,500            21,000
                                               ----------------  ----------------  ----------------  ----------------

               Balance, at end of period       $        104,951  $         38,451  $         65,951  $         40,013
                                               ================  ================  ================  ================


               The Bank had nonaccrual loans of $61,859, $85,100 and $79,945 at September 30, 1997, December 31, 1996 and 1995, respectively, which in management's opinion did not meet the definition of impaired in accordance with Statement 114. Interest income on loans would have been increased by $9,177, $7,365 and $3,268, respectively, if these loans had performed in accordance with their original terms.

5.             LOANS RECEIVABLE (Continued)

               In the normal course of business, loans are extended to directors and executive officers and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable creditworthiness. A summary of loan activity for those directors, executive officers, and their associates with loan balances in excess of $60,000 for the nine months ended September 30, 1997 and the year ended December 31, 1996, is as follows:

                                                                                     For the Nine      For the Year
                                                                                     Months Ended           Ended
                                                                                      September 30,     December 31,
                                                                                          1997              1996
                                                                                   ----------------  ----------------
                              Balance beginning of period                          $        380,986  $        378,232

                              Additions                                                          -             17,000

                              Repayments                                                    (12,534)          (14,246)
                                                                                   ----------------  ----------------
                              Balance end of period                                $        368,452  $        380,986
                                                                                   ================  ================

6.             ACCRUED INTEREST RECEIVABLE

               Accrued interest receivable consists of the following:

                                                                    September 30,              December 31,
                                                                        1997              1996              1995
                                                                 ----------------  ----------------  ----------------
                              Investment securities              $         79,164  $         59,577  $         68,266
                              Mortgage-backed securities                   55,216            56,489            51,669
                              Interest-bearing deposits                    43,964            44,008            36,126
                              Loans receivable                             81,271            65,640            57,369
                                                                 ----------------  ----------------  ----------------
                                           Total                 $        259,615  $        225,714  $        213,430
                                                                 ================  ================  ================

7.             PREMISES AND EQUIPMENT

               Premises and equipment consist of the following:

                                                                    September 30,             December 31,
                                                                        1997              1996              1995
                                                                 ----------------  ----------------  ----------------
                              Land and improvements              $        422,181  $        422,181  $         93,082
                              Buildings and improvements                1,075,989         1,074,317           696,998
                              Furniture and equipment                     643,273           600,556           336,839
                                                                 ----------------  ----------------  ----------------
                                                                        2,141,443         2,097,054         1,126,919
                              Less accumulated depreciation               523,873           432,748           374,545
                                                                 ----------------  ----------------  ----------------
                                             Total               $      1,617,570  $      1,664,306  $        752,374
                                                                 ================  ================  ================


               Depreciation expense for the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996 and 1995 was $91,125, $18,900, $58,203, and $23,357, respectively.

8.             FEDERAL HOME LOAN BANK STOCK

               The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh, at cost, in an amount not less than the greater of 1% of its outstanding home loans or 5% of its outstanding notes payable to the Federal Home Loan Bank of Pittsburgh as calculated at December 31 of each year.

9.             DEPOSITS

               Comparative details of deposits are as follows:

                                                       September 30,                                 December 31,
                                                             1997                            1996                    1995
                                               ----------------------------   ---------------------------     --------------------
                                                     Amount           %                 Amount       %         Amount         %
                                               ----------------    --------   ---------------     -------     -------     --------
               Non-interest-bearing            $      1,307,867      3.9 %    $       678,870       2.3 %     107,118        0.4 %
                                               ----------------    -----      ---------------     -----   -----------      -----
               Interest-bearing
                              Savings                 9,283,887     27.4            8,829,611      30.1     8,329,693       32.8
                              NOW checking            1,602,832      4.7            1,075,071       3.7       961,907        3.8
                              Money market            1,290,294      3.8            1,400,519       4.8     1,471,189        5.8
                                               ----------------    -----      ---------------     -----   -----------      -----
                                                     12,177,013     35.9           11,305,201      38.6    10,762,789       42.4
                                               ----------------    -----      ---------------     -----   -----------      -----
               Time certificates of deposit
                              2.00 - 3.99%               32,581      0.1              180,745       0.6       130,259        0.5
                              4.00 - 5.99%           16,353,187     48.2           13,036,968      44.4    10,187,877       40.1
                              6.00 - 7.99%            3,985,835     11.8            4,091,085      14.0     4,205,982       16.5
                              8.00 - 9.99%               27,688      0.1               26,095       0.1        24,103        0.1
                                               ----------------    -----      ---------------     -----   -----------      -----
                                                     20,399,291     60.2           17,334,893      59.1    14,548,221       57.2
                                               ----------------    -----      ---------------     -----   -----------      -----
                                        Total  $     33,884,171    100.0 %    $    29,318,964     100.0 % $25,418,128      100.0 %
                                               ================    =====      ===============     =====   ===========      =====


               The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $1,528,559 and $702,554 at September 30, 1997 and December 31, 1996, respectively. There were no certificates of deposit with a minimum denomination of $100,000 at December 31, 1995

               The scheduled maturities of time certificates of deposit are as follows:

                                                                              September 30,                  December 31,
                                                                                  1997                            1996
                                                                           ----------------                   -----------

                      Within one year                                      $     16,186,875                   $14,026,134
                      Beyond one year but within three years                      1,686,812                     2,574,725
                      Beyond three years but within five years                    1,196,832                       681,888
                      Beyond five years                                           1,328,772                        52,146
                                                                           ----------------                   -----------
                                Total                                      $     20,399,291                   $17,334,893
                                                                           ================                   ===========

9.             DEPOSITS (Continued)

               Interest expense by deposit category is as follows:

                                                 Nine Months Ended September 30,     Year Ended December 31,
                                                      1997              1996              1996              1995
                                              ----------------  ----------------  ----------------  ----------------
               Savings                         $        199,554  $        192,248  $        258,295  $        273,390
               NOW and money market                      48,506            43,642            58,793            63,499
               Time certificates of deposit             811,161           594,305           819,440           730,049
                                               ----------------  ----------------  ----------------   ---------------

                              Total            $      1,059,221  $        830,195  $      1,136,528  $      1,066,938
                                               ================  ================  ================  ================

10.            BORROWING CAPACITY

               Borrowing capacity consists of credit arrangements with the Federal Home Loan Bank of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages and the Bank's investment in FHLB stock. As of December 31, 1996, the Bank's maximum borrowing capacity with the FHLB was approximately $16.2 million. As of September 30, 1997, December 31, 1996 and 1995, there were no outstanding borrowings.

11.            SAVINGS ASSOCIATION INSURANCE FUNDS RECAPITALIZATION

               On September 30, 1996, the President signed into law legislation which included, among other things, recapitalization of the Savings Association Insurance Fund ("SAIF") of the Federal
               Deposit Insurance Corporation ("FDIC") by a one time charge to SAIF-insured institutions of 65.7 basis points per one hundred dollars of insurable deposits. The gross effect to the Bank amounted to $160,102, which is reflected in the financial results of the Bank for the year ended December 31, 1996.

12.            INCOME TAXES

               The components of income tax expense (benefit) are summarized as follows:

                                                 Nine Months Ended September 30,     Year Ended December 31,
                                                      1997              1996              1996              1995
                                               ----------------  ----------------  ----------------  ----------------
               Current payable
                              Federal          $        (78,106) $        (39,495) $        (27,912) $         66,552
                              State                     (18,354)          (10,213)          (13,293)           16,156
                                               ----------------  ----------------  ----------------  ----------------
                                                        (96,460)          (49,708)          (41,205)           82,708
               Deferred taxes
                              Federal                   (30,979)           18,425             8,867            (3,544)
                              State                     (19,254)           (8,062)           (8,078)               -
                                               ----------------  ----------------  ----------------  ----------------

                                               $       (146,693) $        (39,345) $        (40,416) $         79,164
                                               ================  ================  ================  ================

12.            INCOME TAXES (Continued)

               Income taxes applicable to net securities gains were $42,319 for the nine months ended September 30, 1996 and for the year ended December 31, 1996.

               On August 20, 1996, The Small Business Job Protections Act (the "Act") was signed into law. The Act eliminated the percentage of taxable income bad debt deduction for thrift institutions for tax years beginning after December 31, 1995. The Act provides that bad debt reserves accumulated prior to 1988 be exempt from recapture. Bad debt reserves accumulated after 1987 are subject to recapture. The Bank has accumulated additional bad debt reserves since 1987 of $85,251.

               The following temporary differences gave rise to the net deferred tax assets (liabilities):

                                                                            September 30,              December 31,
                                                                                1997              1996              1995
                                                                         ----------------  ----------------  ----------------
               Deferred Tax Assets:
                              Allowance for loan losses                  $         35,684  $         13,923  $         13,604
                              Pension adjustment                                   32,150            28,621            28,471
                              Deferred compensation                                19,040                -                 -
                              Deferred loan origination costs, net                  1,949             9,604            10,900
                              Other                                                 1,338               689                -
                                                                         ----------------  ----------------  ----------------
                                   Total gross deferred tax assets                 90,161            52,837            52,975
                                                                         ----------------  ----------------  ----------------

               Deferred Tax Liabilities:
                              Net unrealized gain on securities                   189,179           138,131           142,237
                              Premises and equipment                               10,166             6,272                -
                              Discount on mortgage-backed securities               17,547            15,096            12,639
                              Excess tax bad debt reserve                          28,985            28,985            28,985
                                                                         ----------------  ----------------  ----------------
                                   Total gross deferred tax liabilities           245,877           188,484           183,861
                                                                         ----------------  ----------------  ----------------

                                           Net deferred tax asse         $       (155,716) $       (135,647) $       (130,886)
                                                                         ================  ================  ================


               No valuation allowance was established at September 30, 1997 or December 31, 1996 and 1995, in view of the Bank's ability to carryback taxes paid in previous years and to a lesser extent future anticipated taxable income.

               The reconciliation of the federal statutory rate and the Bank's effective income tax rate is as follows:

                                                                     Nine Months Ended September 30,
                                                                     1997                                1996
                                                    --------------------------------   -----------------------------------
                                                                             % of                                % of
                                                                            Pre-tax                             Pre-tax
                                                          Amount            Income            Amount            Income
                                                    ----------------       -----------   ---------------       -----------
               Provision at statutory rate          $       (112,193)            (34.0)% $        (9,867)            (34.0)%
               State tax expense, net of
                              federal tax benefit            (12,114)             (3.4)          (12,062)            (41.6)
               Tax free income                               (13,813)             (4.2)          (12,477)            (43.0)
               Other, net                                     (8,573)             (2.6)           (4,939)            (17.0)
                                                    ----------------       -----------   ---------------       -----------
                              Actual tax expense
                                 and effective rate $       (146,693)            (44.5)% $       (39,345)           (135.6)%
                                                    ================       ===========   ===============       ===========


12.            INCOME TAXES (Continued)

                                                                             Year Ended December 31,
                                                         1996                                1995
                                                                           % of                                % of
                                                                          Pre-tax                             Pre-tax
                                                        Amount            Income                Amount        Income
                                                  ----------------         -----       ---------------          ----

               Provision at statutory rate        $        (20,974)        (34.0)%     $        82,361          34.0 %
               State tax expense, net of
                              federal tax benefit           (8,773)        (10.1)               10,663           4.4
               Tax free income                             (16,731)        (19.3)              (16,228)         (6.7)
               Other, net                                   14,562          16.8                 2,368           1.0
                                                  ----------------         -----       ---------------          ----
                              Actual tax expense
                                 and effective    $        (40,416)        (46.6)%     $        79,164          32.7 %
                                                  ================         =====       ===============          ====

13.            EMPLOYEE BENEFITS

               Defined Benefit Plan

               The Bank sponsors a trusteed, defined benefit pension plan covering substantially all employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service with the Bank and compensation rates near retirement. The Bank's funding policy is to make annual contributions as needed based upon the funding formula developed by the plan's actuary. Net periodic pension cost is comprised of the following:

                                                                                         Year Ended December 31,
                                                                                          1996              1995
                                                                                   ----------------  ----------------

                              Service cost of the current period                   $         40,058  $         26,295
                              Interest cost on projected benefit obligation                  52,882            43,424
                              Actual return on plan assets                                  (21,803)          (65,614)
                              Net amortization and deferral                                 (14,237)           27,984
                                                                                   ----------------  ----------------
                                      Net periodic pension cost                    $         56,900  $         32,089
                                                                                   ================  ================

               The actuarial present value of accumulated benefit obligations at December 31, 1996 and 1995, was $428,196 and $508,342, including vested benefits of $391,647 and $469,395, respectively. The following table sets forth the funded status and amounts recognized in the statement of financial condition:

                                                                                               December 31,
                                                                                          1996              1995
                                                                                   ----------------  ----------------
                              Plan assets at fair value                            $        549,600  $        556,114
                              Projected benefit obligation                                  713,241           855,089
                                                                                   ----------------  ----------------
                              Funded status                                                (163,641)         (298,975)
                              Unrecognized net loss                                          55,013           188,410
                              Unrecognized prior service costs                                1,960             2,127
                              Unrecognized transition liability                              22,488            24,699
                                                                                   ----------------  ----------------
                                      Net pension liability                        $        (84,180) $        (83,739)
                                                                                   ================  ================


13.            EMPLOYEE BENEFITS (Continued)

               Assumptions used in the accounting for the defined benefit plan are as follows:

                                                                                          1996              1995
                                                                                   ----------------  ----------------
                              Weighted average discount rate                                   7.25 %            6.25 %
                              Rates of increase in compensation levels                         4.96 %            4.99 %
                              Expected long - term rate of return on assets                    7.75 %            7.75 %

               Plan assets are invested in funds managed by the Principal Mutual Life Insurance Company.

               Supplemental Retirement Plan

               Effective September 30, 1997, the Directors Consultation and Retirement Plan was adopted to provide post-retirement payments over a five year period to members of the Board of Directors who have completed five or more years of service. Expenses for the nine months ended September 30, 1997 amounted to $56,000.

14.            COMMITMENTS AND CONTINGENT LIABILITIES

               Commitments

               In the normal course of business, the Bank makes various commitments which are not reflected in the accompanying financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Bank minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures, and collateral requirements, as deemed necessary.

               The  off-balance   sheet   commitments   were  comprised  of  the
following:

                                                                    September 30,              December 31,
                                                                        1997              1996              1995
                                                                 ----------------  ----------------  ----------------
                    Commitments to extend credit:
                              One to four family                 $        360,000  $        108,000  $        238,000
                              Other mortgage loans                        100,000                -                 -
                                                                 ----------------  ----------------  ----------------
                                             Total               $        460,000  $        108,000  $        238,000
                                                                 ================  ================  ================

               All of the Bank's commitments to fund future loans are fixed rate and at September 30, 1997 those rates ranged from 7.75% to 8.50%.

               Contingent Liabilities

               In the normal course of business, the Bank is involved in various legal proceedings primarily involving the collection of outstanding loans. None of these proceedings are expected to have a material effect on the consolidated financial position or operations of the Bank.

15.              CAPITAL REQUIREMENTS

               The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. The Office of Thrift Supervision sets forth capital standards applicable to all thrifts. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Capital adequacy guidelines involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

               Quantitative measures established by the regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of tangible and core capital (as defined in the regulations) to adjusted assets (as defined). Management believes as of December 31, 1996 that the Bank meets all capital adequacy requirements to which they are subject.

               As of December 31, 1996, the most recent notification from the Bank's primary regulator categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum tangible, core, and risk-based ratios. There have been no conditions or events since that notification that management believes have changed the Bank's category.

               The following table reconciles capital under generally accepted accounting principles to regulatory capital.

                                                                      September 30,                     December 31,
                                                                           1997                   1996                1995
                                                                    ----------------       ----------------       ----------

                              Total equity                          $      3,480,113       $      3,570,129       $3,624,371
                              Unrealized gain on securities                 (361,406)              (268,137)        (276,108)
                                                                    ----------------       ----------------       ----------

                              Tier I, core and tangible capital            3,118,707              3,301,992        3,348,263
                              Allowance for loan losses                      104,951                 65,951           40,013
                                                                    ----------------       ----------------       ----------

                              Risk-based capital                    $      3,223,658       $      3,367,943       $3,388,276
                                                                    ================       ================       ==========

15.              CAPITAL REQUIREMENTS (Continued)

               Actual capital levels of the Bank and minimum required levels are as follows:

                                                                 September 30,                    December 31,
                                                                    1997                    1996                1995
                                                         -----------------------     ------------------   -----------------
                                                             Amount        Ratio       Amount     Ratio    Amount     Ratio
                                                         -------------     -----     ---------    -----   ---------   -----
               Total Capital to Risk-Weighted Assets
               -------------------------------------

                  Actual                                 $   3,223,658      23.7 %   3,367,943     34.3 % 3,388,276    28.1 %
                  For Capital Adequacy Purposes              1,086,480       8.0       786,000      8.0     964,000     8.0
                  To be "Well Capitalized"                   1,358,100      10.0       982,500     10.0   1,205,000    10.0

               Tier I Capital to Risk-Weighted Assets
               --------------------------------------

                  Actual                                 $   3,118,707      23.0 %   3,301,992     33.6 % 3,348,263    27.8 %
                  For Capital Adequacy Purposes                543,240       4.0       393,000      4.0     482,000     4.0
                  To be "Well Capitalized"                     814,860       6.0       589,500      6.0     723,000     6.0

               Core Capital to Adjusted Assets
               -------------------------------

                  Actual                                 $   3,118,707       8.4 %   3,301,992     10.1 % 3,348,263    11.6 %
                  For Capital Adequacy Purposes              1,116,780       3.0       984,810      3.0     866,760     3.0
                  To be "Well Capitalized"                   1,861,300       5.0     1,641,350      5.0   1,444,600     5.0

               Tangible Capital to Adjusted Assets
               -----------------------------------

                  Actual                                 $   3,118,707       8.4 %   3,301,992     10.1 % 3,348,263    11.6 %
                  For Capital Adequacy Purposes                558,390       1.5       492,405      1.5     433,380     1.5
                  To be "Well Capitalized"                      N/A          N/A        N/A         N/A        N/A      N/A

               Prior to the enactment of The Small Business Job Protection Act discussed in Note 12, the Bank accumulated approximately $975,000 of retained earnings at December 31, 1996, which amount represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1988, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

16.            FAIR VALUE OF FINANCIAL INSTRUMENTS

               The estimated fair values of the Bank's financial instruments at December 31, are as follows:

                                                                        1996                       1995
                                                             -------------------------   -------------------------
                                                              Carrying         Fair       Carrying        Fair
                                                                Value          Value       Value          Value
                                                             -----------   -----------   -----------   -----------
               Financial assets:
                              Cash and due from banks,
                                 interest-bearing deposits
                                 in other bank               $ 7,223,610   $ 7,223,610   $ 5,779,287   $ 5,779,287
                              Investment securities
                                 available for sale            1,244,753     1,244,753       742,243       742,243
                              Investment securities
                                 held to maturity              4,283,449     4,268,173     3,988,300     4,008,600
                              Mortgage-backed securities
                                 available for sale               53,791        53,791        89,535        89,535
                              Mortgage-backed securities
                                 held to maturity              7,457,415     7,402,651     7,991,446     8,047,081
                              FHLB stock                         161,800       161,800       153,500       153,500
                              Loans receivable                10,864,801    10,949,438     9,579,231     9,926,374
                              Accrued interest receivable        225,714       225,714       213,430       213,430
                                                             -----------   -----------   -----------   -----------

                                 Total                       $31,515,333   $31,529,930   $28,536,972   $28,960,050
                                                             ===========   ===========   ===========   ===========

               Financial liabilities:
                              Deposits                       $29,318,964   $29,361,112   $25,418,128   $25,541,297
                              Advances by borrowers
                                 for taxes and insurance         125,711       125,711       131,812       131,812
                              Accrued interest payable             2,327         2,327         1,554         1,554
                                                             -----------   -----------   -----------   -----------

                                 Total                       $29,447,002   $29,489,150   $25,551,494   $25,674,663
                                                             ===========   ===========   ===========   ===========

               Financial instruments are defined as cash, evidence of an ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

               Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

               If no readily available market exists, the fair value estimates for financial instruments are based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

               As certain assets, such as deferred tax assets and premises and equipment, are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Bank.

16.            FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

               The Office of Thrift Supervision employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

               Cash and Due From  Banks, Interest-bearing  Deposits  with  Other
               -----------------------------------------------------------------
               Banks,  Accrued  Interest  Receivable, FHLB  Stock,  Advances  By
               -----------------------------------------------------------------
               Borrowers  For Taxes and  Insurance, and Accrued Interest Payable
               -----------------------------------------------------------------

               The fair value is equal to the current carrying value.

               Investment Securities and Mortgage-Backed Securities
               ----------------------------------------------------

               The fair value of these securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

               Loans Receivable and Deposits
               -----------------------------

               The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows based upon current market rates adjusted for prepayment risk and credit quality. Savings, checking, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits of similar remaining maturities.

               Commitments to Extend Credit
               ----------------------------

               These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 14.

17.            SUBSEQUENT EVENT

               Plan of Conversion
               ------------------

               On September 30, 1997, the Board of Directors of the Bank, subject to regulatory approval and approval by the members of the Bank, adopted a Plan of Conversion (the "Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and the concurrent formation of a holding company for the Bank. The Plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the Bank's tax-qualified employee stock benefits plans, supplemental eligible account holders, and directors, officers, and employees. Any shares remaining may then be offered to the general public.

               Conversion costs will be deferred and deducted from the proceeds of the stock offering. If the offering is unsuccessful for any reason, the deferred costs will be charged to operations.

17.            SUBSEQUENT EVENT (Continued)


               At the date of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings reflected in the statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation will be reduced annually to the extent these account holders have reduced their qualifying deposits. In the event of a complete liquidation, each eligible savings account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

               The Bank may not declare or pay a cash dividend on, or repurchase any of its common shares if the effect thereof would cause the Bank's shareholders' equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements for insured institutions.

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Stanton Federal Savings Bank, SFSB Holding Company or Ryan, Beck & Co., Inc. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Stanton Federal Savings Bank, SFSB Holding Company or Ryan, Beck & Co., Inc. nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Stanton Federal Savings Bank or SFSB Holding Company since any of the dates as of which information is furnished herein or since the date hereof.


                              SFSB Holding Company




                             Up to __________ Shares
                              (Anticipated Maximum)
                                  Common Stock



                              --------------------

                                   PROSPECTUS

                              --------------------





                                Ryan, Beck & Co.




                           Dated __________ ____, 1997




                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

           Until the later of __________ ____, 1997, or 90 days after commencement of the offering of common stock, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

         Sections 1741 through 1747 of the Pennsylvania Business Corporation Act sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         The Articles of Incorporation of SFSB Holding Company (the "Articles") attached as Exhibit 3(i) hereto, requires indemnification of directors, officers and employees to the fullest extent permitted by Pennsylvania law.

         SFSB Holding Company ("SFSB") may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of SFSB or is or was serving at the request of SFSB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not SFSB would have the power to indemnify him against such liability under the provisions of the Articles.




Item 25. Other Expenses of Issuance and Distribution

*        Special counsel and local counsel legal fees..........$ 50,000
*        Printing and postage....................................35,000
*        Appraisal/Business Plan.................................25,000
*        Accounting fees.........................................35,000
*        Data processing/Conversion agent........................10,000
*        SEC Registration Fee.....................................2,200
*        OTS Filing Fees..........................................8,400
*        NASD Fairness Filing.....................................1,000
*        Blue Sky legal and filing fees..........................10,000
*        Underwriting fees and expenses,
           including legal fees.................................120,000
*        Stock Certificates.......................................1,000
*        Transfer Agent...........................................5,000
*        Miscellaneous expenses................................. 17,400
                                                                 ------
*        TOTAL.................................................$320,000
                                                                =======

-----------------
*        Estimated.

Item 26.          Recent Sales of Unregistered Securities.

                  Not Applicable

Item 27.          Exhibits:

                  The exhibits filed as part of this Registration Statement are as follows:

                   1.1     Form of Sales Agency Agreement with Ryan, Beck & Co.*
                   2       Plan of Conversion of Stanton Federal Savings Bank
                   3(i)    Articles of Incorporation of SFSB Holding Company
                   3(ii)   Bylaws of SFSB Holding Company
                   4       Specimen Stock Certificate of SFSB Holding Company
                   5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
                   5.2     Opinion of FinPro, Inc. as to the value of subscription rights
                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
                   8.2     State Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
                  10       Form of Employment Agreement between the Bank and Barbara J. Mallen*
                  10.1     Form  of  Directors  Consultation  and  Retirement  Plan
                           between  the Bank and each of the  directors
                  23.1     Consent of Malizia,  Spidi,  Sloane  &  Fisch,  P.C. (contained  in  its opinions filed as Exhibits 5.1 8.1 and 8.2)
                  23.2     Consent of LaFrance, Walker, Jackley & Saville
                  23.3     Consent of FinPro, Inc.
                  24       Power of Attorney (reference is made to the signature page)
                  27       Financial Data Schedule**
                  99.1     Stock Order Form
                  99.2     Appraisal Report of FinPro, Inc.*
                  99.3     Marketing Materials

                  -----------------
                  *   To be filed by amendment
                  **  Electronic filing only


Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Pittsburgh, Pennsylvania, on November 25, 1997.

                                  SFSB HOLDING COMPANY



                                  By: /s/Barbara J. Mallen
                                      ------------------------------------------
                                      Barbara J. Mallen
                                      President and Director
                                      (Duly Authorized Representative)

         We the undersigned directors and officers of SFSB Holding Company do hereby severally constitute and appoint Barbara J. Mallen our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Barbara J. Mallen may deem necessary or advisable to enable SFSB Holding Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of SFSB Holding Company's common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Barbara J. Mallen shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of November 25, 1997.

/s/Timothy R. Maier                   /s/Barbara J. Mallen
----------------------------------    ------------------------------------------
Timothy R. Maier                      Barbara J. Mallen
Chairman of the Board and Director    President and Director
                                      Principal Executive and Financial Officer)

/s/Jerome L. Kowalewski               /s/Mary Lois Loftus
----------------------------------    ------------------------------------------
Jerome L. Kowalewski                  Mary Lois Loftus
Treasurer and Director                Director


/s/Joseph E. Gallagher
----------------------------------
Joseph E. Gallagher
Senior Vice President, Secretary, and Director
(Principal Accounting Officer)